Exhibit 2

Cemex, S.A.B. DE C.V.

Separate Financial Statements

December 31, 2024, 2023 and 2022

(With Independent Auditor’s Report Thereon)

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Income

(Millions of Pesos)

		Years ended December 31,
	Notes	2024	2023	2022
Revenues	3	$99,586	100,892	88,866
Cost of sales	4	(64,560)	(67,668)	(59,077)

Gross profit		35,026	33,224	29,789
Operating expenses	5	(22,283)	(20,985)	(18,040)

Operating earnings before other income (expenses), net		12,743	12,239	11,749
Other income (expenses), net	6	682	84	(921)

Operating earnings		13,425	12,323	10,828
Financial expense	7.1, 17	(12,474)	(13,017)	(11,451)
Financial income and other items, net	7.2	2,141	(123)	4,677
Foreign exchange result		(601)	(716)	(439)
Share of profit of equity accounted investees	13	10,889	8,699	12,577

Net income before income tax		13,380	7,166	16,192
Income tax (expense) benefit	20	3,623	(3,846)	1,149

NET INCOME		$17,003	3,320	17,341

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Comprehensive Income (Loss)

(Millions of Pesos)

		Years ended Decembre 31,
	Notes	2024	2023	2022
NET INCOME		$17,003	3,320	17,341
Items that will not be reclassified subsequently to the statement of income
Net actuarial gains (losses) from remeasurements of defined benefit pension plans	19	14	12	(33)
Income tax benefit recognized directly in other comprehensive income	20.2	180	657	519

		194	669	486

Items that are or may be reclassified subsequently to the statement of income
Currency translation effects and results on equity of subsidiaries	25.2, 25.3	43,821	(25,392)	(12,714)
Results from derivative financial instruments designated as cash flow hedges	17.4	(2,580)	(8)	2,105

		41,241	(25,400)	(10,609)

Total items of other comprehensive income (loss) for the period		41,435	(24,731)	(10,123)

TOTAL COMPREHENSIVE INCOME (LOSS)		$58,438	(21,411)	7,218

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Financial Position

(Millions of Pesos)

		As of December 31,
	Notes	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8	$4,557	3,066
Trade accounts receivable, net	9	4,948	4,992
Other accounts receivable	10	5,701	2,739
Inventories	11	1,372	1,139
Accounts receivable from related parties	18.1	2,288	1,922
Other current assets	12	561	542

Total current assets		19,427	14,400

NON-CURRENT ASSET
Equity accounted investees	13	370,998	320,187
Other investments and non-current accounts receivable	14	1,992	1,743
Accounts receivable from related-parties long term	18.1	1,304	2,362
Property, machinery and equipment, net and assets for the right-of-use, net	15	53,510	50,918
Deferred income tax assets	20.2	6,719	—

Total non-current assets		434,523	375,210

TOTAL ASSETS		$453,950	389,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current debt		$76	—
Other current financial obligations	17.2	2,515	2,350
Trade payables	16.1	8,412	7,118
Current accounts payable to related parties	18.1	67,057	66,112
Other current liabilities	16.2	8,029	12,593

Total current liabilities		86,089	88,173

NON-CURRENT LIABILITIES
Non-current debt	17.1	109,759	98,987
Other non-current financial obligations	17.2	1,136	968
Pensions and other post-employment benefits	19	549	517
Non-current accounts payable to related parties	18.1	35	28
Deferred income tax liabilities	20.2	—	336
Other non-current liabilities		2,762	954

Total non-current liabilities		114,241	101,790

TOTAL LIABILITIES		200,330	189,963

STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	21.1	103,276	103,276
Other equity reserves and subordinated notes	21.3	65,741	26,744
Retained earnings	21.2	84,603	69,627

TOTAL STOCKHOLDERS’ EQUITY		253,620	199,647

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$453,950	389,610

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Cash Flows

(Millions of Pesos)

		Years ended December 31,
	Notes	2024	2023	2022
OPERATING ACTIVITIES
Net income		$17,003	3,320	17,341
Adjustments for:
Depreciation and amortization of assets	4, 5	2,378	2,466	2,373
Share of profit of equity accounted investees	13	(10,889)	(8,699)	(12,577)
Financial items, net		10,934	13,856	7,213
Income taxes	20	(3,623)	3,846	(1,149)
Results from the sale of assets	6	136	(478)	(1)
Changes in working capital, excluding income taxes		17,144	2,293	9,578

Cash flow provided by operating activities		33,083	16,604	22,778

Financial expenses paid		(8,751)	(10,503)	(9,867)
Income taxes paid		(3,257)	(6,298)	(138)

Net cash flows provided by (used in) operating activities after interest and income taxes		21,075	(197)	12,773

INVESTING ACTIVITIES
Equity accounted investments	13	(2,769)	5,314	73
Purchase of property, machinery, and equipment, net	15	(3,488)	(1,029)	(3,397)
Non-current related parties, net		932	(642)	—
Non-current leases with related parties		—	341	(625)

Net cash flows provided by (used in) investing activities		(5,325)	3,984	(3,949)

FINANCING ACTIVITIES
Debt repayments	17.1	(100,207)	(65,601)	(47,113)
Proceeds from new debt instruments	17.1	92,757	50,902	39,947
Issuances of subordinated notes	21.3	—	18,269	—
Coupons paid on subordinated notes	21.3	(2,708)	(2,160)	(1,096)
Derivative financial instruments	17.4	(683)	(3,333)	684
Dividends paid	21.1	(1,745)	—	—
Shares in trust for future deliveries under share-based compensation	22	(885)	(785)	(733)
Other financial obligations, net	17.2	(767)	(633)	(853)
Non-current leases paid to related parties		(21)	(32)	57
Non-current related parties, net		—	—	925
Own shares repurchase program	21.1	—	—	(2,296)
Other financial expenses paid in cash		—	—	(250)

Net cash flows used in financing activities		(14,259)	(3,373)	(10,728)

Increase (decrease) in cash and cash equivalents		1,491	414	(1,904)
Cash and cash equivalents at beginning of period		3,066	2,652	4,556

CASH AND CASH EQUIVALENTS AT END OF PERIOD	8	$4,557	3,066	2,652

Changes in working capital, excluding income taxes:
Trade accounts receivable, net		$44	(749)	(571)
Other accounts receivable		(2,962)	(1,031)	(48)
Inventories		(233)	(18)	(354)
Current related parties, net		23,565	1,487	8,160
Trade accounts payable		1,294	244	(199)
Other current liabilities		(4,564)	2,360	2,590

Changes in working capital, excluding income taxes		$17,144	2,293	9,578

The accompanying notes are part of these Parent Company-only financial statements.

Cemex, S.A.B. de C.V. (PARENT COMPANY-ONLY)

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2024, 2023 and 2022

(Millions of Pesos)

	Notes	Common stock	Additional paid-in capital	Other equity reserves and subordinated notes	Retained earnings	Total stockholders’ Equity
Balance as of December 31, 2021		$4,164	101,408	46,921	48,966	201,459
Comprehensive income (loss), net	21.3	—	—	(10,123)	17,341	7,218
Coupons on subordinated notes	21.3	—	—	(1,079)	—	(1,079)
Share-based compensation	22	—	—	895	—	895
Transfer of employees´ rights and obligations	21	—	—	(691)	—	(691)
Shares in trust for future deliveries under share-based compensation	22	—	—	(733)	—	(733)
Own shares purchased under share repurchase program	21.1	—	—	(2,296)	—	(2,296)

Balance as of December 31, 2022		$4,164	101,408	32,894	66,307	204,773
Comprehensive income (loss), net	21.3	—	—	(24,731)	3,320	(21,411)
Issuance of subordinated notes	21.3	—	—	18,269	—	18,269
Coupons on subordinated notes	21.3	—	—	(2,228)	—	(2,228)
Share-based compensation	22	—	—	1,029	—	1,029
Shares in trust for future deliveries under share-based compensation	22	—	—	(785)	—	(785)
Cancellation of own shares by shareholders’ resolution	21.1	(2)	(2,294)	2,296	—	—

Balance as of December 31, 2023		$4,162	99,114	26,744	69,627	199,647
Comprehensive income, net	21.3	—	—	41,435	17,003	58,438
Coupons on subordinated notes	21.3	—	—	(2,708)	—	(2,708)
Share-based compensation	22	—	—	1,155	—	1,155
Dividends declared	21.1	—	—	—	(2,027)	(2,027)
Shares in trust for future deliveries under share-based compensation	22	—	—	(885)	—	(885)

Balance as of December 31, 2024		$4,162	99,114	65,741	84,603	253,620

The accompanying notes are part of these Parent Company-only financial statements

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

1)	DESCRIPTION OF BUSINESS

Cemex, S.A.B. de C.V., originated in 1906, is a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of Mexico, and is the parent company of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. In addition, Cemex, S.A.B. de C.V. performs significant business and operational activities in Mexico.

The shares of Cemex, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “CemexCPO.” Each CPO represents two series “A” shares and one series “B” share of common stock of Cemex, S.A.B. de C.V. In addition, Cemex, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “Cemex, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to Cemex, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “Cemex” refer to Cemex, S.A.B. de C.V. together with its consolidated subsidiaries.

The issuance of these separate financial statements was authorized by Cemex, S.A.B. de C.V.´s management on February 5, 2025. These separate financial statements will be submitted for approval to the annual general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. on March 25, 2025.

2)	BASIS OF PRESENTATION AND DISCLOSURE

Cemex, S.A.B. de C.V.’s separate financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, were prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Note 25 includes Cemex, S.A.B. de C.V., material accounting policies. Accounting policy information is material if, when considered together with other information included in an entity’s separate financial statements, it can be reasonably expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements.

Separate financial statements

The parent company-only financial statements of Cemex, S.A.B. de C.V. presented herein constitute the separate financial statements of a parent company as defined by International Accounting Standard 27 - Separate Financial Statements (“IAS 27”). Separate Financial Statements reflect the Parent Company’s unconsolidated financial position, financial performance, cash flows and changes in stockholders’ equity as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022. The consolidated financial statements of Cemex, S.A.B. de C.V. and its subsidiaries were issued separately.

Presentation currency and definition of terms

During the reported periods, the presentation currency of the financial statements was the Mexican Peso. When reference is made to Pesos or “$” it means Mexican Pesos, except when specific reference is made to a different currency. The amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to earnings per share and/or prices per share. When reference is made to “US$” “U.S. Dollar” or “Dollars,” it means Dollars of the United States of America (the “United States”). When reference is made to “€” or “Euros,” it means the currency in circulation in a considerable number of European Union (“EU”) countries. When reference is made to “£” or “Pounds,” it means British Pounds sterling. Previously reported Peso amounts of prior years are restated when the underlying transactions in other currencies remain unsettled using the closing exchange rates as of the reporting date. Amounts reported in Pesos should not be construed as representations that such amounts represent those Pesos or Dollars or could be converted into Pesos or Dollars at the rates indicated.

As of December 31, 2024 and 2023, translations of Pesos into Dollars and Dollars into Pesos, were determined for statement of financial position amounts using the closing exchange rate of $20.83 and $16.97, respectively, and for statements of income amounts, using the average exchange rates of $18.55, $17.63 and $20.03 Pesos per Dollar for 2024, 2023 and 2022, respectively. When the amounts between parentheses are the Peso and the Dollar, the amounts were determined by translating the Euro amount into Dollars using the closing exchange rates at year-end and then translating the Dollars into Pesos as previously described.

Statements of income

Cemex, S.A.B. de C.V. includes the line item titled “Operating earnings before other income (expenses), net” considering that it is subtotal relevant for the determination of Cemex’s “Operating EBITDA” (Operating earnings before other income (expenses), net plus depreciation and amortization) as described below in this note. The line item of “Operating earnings before other income (expenses), net” allows for easy reconciliation of the amount in these financial statements under IFRS to the non-IFRS measure of Operating EBITDA by adding back depreciation and amortization. The line item “Other income (expenses), net” consists primarily of revenues and expenses not directly related to Cemex, S.A.B. de C.V.’s main activities or which are of a non-recurring nature, including impairment losses of long-lived assets, results on disposal of assets, as well as restructuring costs, among others (note 6). Under IFRS, the inclusion of certain subtotals such as “Operating earnings before other income (expenses), net” and the display of the statement of income vary significantly by industry and company according to specific needs.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Basis of presentation and disclosure – Statements of income – continued

Although Operating EBITDA is not a measure of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s chief executive officer to review operating performance and profitability, for decision-making purposes and to allocate resources. On a consolidated basis, Operating EBITDA is a measure used by the Parent Company’s creditors to review its ability to internally fund capital expenditures, to service or incur debt and to comply with financial covenants under its financing agreements.

Cemex, S.A.B. de C.V. presents consolidated Operating EBITDA in note 17.1 (Financial instruments—Financial covenants), which may not be comparable to other similarly titled measures of other companies.

Statements of cash flows

During 2024, 2023 and 2022, the statements of cash flows exclude the following transactions that did not represent sources or uses of cash:

Operating activities – Changes in working capital:

•

In 2024, Cemex Operaciones Mexico, S.A. de C.V. (“COM”) executed an equity distribution to Cemex, S.A.B. de C.V., which extinguished part of the corresponding accounts payable balance with COM for an amount of $27,253 (note 18.1). The changes in working capital does not include this effect.

Financing activities:

•	In 2024, 2023 and 2022, the increases in other financing obligations in connection with lease contracts negotiated during those years for $1,044, $260 and $746, respectively (note 17.2);

•	In 2024, the portion of dividends declared during the year that is still payable as of December 31, 2024 for $282 (notes 21.1 and 21.2); and

Investing activities:

•

In 2024, 2023 and 2022, in connection with the leases negotiated during the year, the increases in assets for the right-of-use related to lease contracts for $1,044, $260 and $746, respectively (note 15.2).

•

In 2024, in connection with the equity distribution mentioned above, the statement of cash flows excludes the reduction in investments accounted under the equity method of the Parent Company in COM of $27,253 (note 13).

Newly issued IFRS adopted in 2024

Beginning January 1, 2024, Cemex, S.A.B de C.V, adopted IFRS amendments that did not result in any material impact on its results of operation or financial position, and which are explained as follows:

Standard	Main topic
Amendments to IAS 7, Statement of Cash Flows and IFRS 7, Financial Instruments: Disclosures – Supplier Finance Arrangements

The amendments require disclosure of supplier finance arrangements and their effects on an entity’s liabilities, cash flows and exposure to liquidity risk. As a result of the adoption of the amendments to IAS 7 and IFRS 7, the Parent Company provides new disclosures for trade accounts payable under supplier finance arrangements in note 16.1.

Amendment to IAS 1 – Presentation of Financial Statement

Clarifies the requirements to be applied in classifying liabilities as current and non-current for non-current liabilities that are subject to covenants within 12 months after the reporting period. The adoption of the amendments to IAS 1 did not impact the Parent Company financial statements.

Amendments to IFRS 16, Leases – Lease Liability in a Sale and Leaseback

The amendments mention that on initial recognition, the seller-lessee would include variable payments when it measures a lease liability arising from a sale-and-leaseback transaction. In addition, the amendments establish that the seller-lessee could not recognize gains or losses relating to the right of use it retains after initial recognition. There are no sale and leaseback transactions during the reported periods.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

3)	REVENUES

Cemex, S.A.B. de C.V.’s revenues are related to its operational activities, mainly originated from the sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions, as well as to management and other activities, and are recognized at a point in time or over time in the amount of the price, before tax on sales, expected to be received for goods and services supplied due to ordinary activities, as contractual performance obligations are fulfilled, and control of goods and services passes to the customer. Cemex, S.A.B. de C.V. grants credit for terms ranging generally from 15 to 90 days depending on the type and risk profile of each customer. For the years ended December 31, 2024, 2023 and 2022, revenues were as follows:

	2024	2023	2022
From the sale of goods related to main activities	$89,929	91,303	79,512
Rental income [1]	7,063	7,126	6,165
License fees and administrative services	2,594	2,463	3,189

	$99,586	100,892	88,866

1	For the years ended December 31, 2024, 2023 and 2022, includes $6,928, $6,676 and $5,787, respectively, in relation to operating leases with related parties (note 15.2).

Under IFRS 15, certain promotions and/or discounts and rebates offered as part of the sale transaction, result in that a portion of the transaction price being allocated to such commercial incentives as separate performance obligations, recognized as contract liabilities with customers, and deferred to the statement of operations during the period in which the incentive is exercised by the customer or until it expires.

For the years ended December 31, 2024, 2023 and 2022 changes in the balance of contract liabilities with customers were as follows:

	2024	2023	2022
Opening balance of contract liabilities with customers	$430	405	364
Increase during the period for new transactions	3,366	2,083	1,643
Decrease during the period for exercise or expiration of incentives	(3,342)	(2,058)	(1,602)

Closing balance of contract liabilities with customers	$454	430	405

For the years 2024, 2023 and 2022, any costs capitalized as contract fulfillment assets and released over the contract life according to IFRS 15, Revenues from contracts with customers were not significant.

4)	COST OF SALES

Represents the production cost of inventories at the moment of sale and includes depreciation, amortization and depletion of assets involved in production, expenses related to storage in production plants, freight expenses of raw material in plants and delivery expenses of Cemex, S.A.B. de C.V.’s ready-mix concrete business.

The detail of Cemex, S.A.B. de C.V.’s cost of sales by nature for the years 2024, 2023 and 2022 is as follows:

	2024	2023	2022
Raw materials and goods for resale	$53,994	57,527	50,904
Electricity, fuels and other services	4,789	4,394	3,822
Depreciation and amortization	1,685	1,856	1,794
Payroll	1,242	1,095	880
Professional services related to production	920	721	662
Transportation costs	912	799	749
Other production costs and changes in inventory	614	931	44
Maintenance, repairs and supplies	404	345	222

	$64,560	67,668	59,077

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

5)	OPERATING EXPENSES

Administrative and selling expenses represent the expenses associated with personnel, services, and equipment, including depreciation and amortization, related to managerial and back-office activities of the Company’s management, as well as selling activities, respectively. Distribution and logistics expenses refer to expenses of storage at points of sales, including depreciation and amortization, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities.

Cemex, S.A.B. de C.V.’s operating expenses by function during 2024, 2023 and 2022, are as follows:

	2024	2023	2022
Administrative expenses	$7,013	6,404	5,824
Selling expenses	2,712	2,270	2,016

Administrative and selling expenses	9,725	8,674	7,840
Distribution and logistics expenses	12,558	12,311	10,200

Operating expenses	$22,283	20,985	18,040

Cemex, S.A.B. de C.V.’s operating expenses by nature during 2024, 2023 and 2022, are as follows:

	2024	2023	2022
Transportation costs	$11,173	10,926	8,797
Payroll	4,645	4,653	3,709
Professional legal, accounting and miscellaneous consulting services	4,989	4,427	4,371
Depreciation and amortization	693	610	579
Maintenance, repairs and supplies	157	26	13
Insurance and sureties	119	128	161
Public services and office supplies	98	69	41
Rental expenses	10	84	52
Expected credit losses on trade accounts receivable	43	1	33
Other operating expenses	356	61	284

	$22,283	20,985	18,040

6)	OTHER INCOME (EXPENSES), NET

The detail of the caption “Other income (expenses), net” in 2024, 2023 and 2022 is as follows:

	2024	2023	2022
Provision related to electricity charges [1]	$924	(260)	(667)
Results from the sale of assets	(136)	478	1
Miscellaneous fees and others	(106)	(99)	86
Restructuring costs [2]	—	(35)	(341)

	$682	84	(921)

1	Refers to a provision recognized in 2023 and 2022 as a result of a change in legislation that may require additional payment in relation to electricity charges. In 2024 this provision was canceled.
2	Refers mainly to non-recurrent expenses related to severance payments and the definite closing of operating sites.

7)	FINANCIAL ITEMS

7.1)	FINANCIAL EXPENSE

Financial expenses of $12,474 in 2024, $13,017 in 2023 and $11,451 in 2022, represent the interest on Cemex, S.A.B. de C.V. debt instruments measured using the effective interest rate and, in 2024, 2023 and 2022 includes $116, $108 and $120, respectively, of interest expense related to lease contracts (notes 15.2 and 17.2).

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

7.2)	FINANCIAL INCOME AND OTHER ITEMS, NET

For the years ended December 31, 2024, 2023 and 2022, the detail of “Financial income and other items, net” was as follows:

	2024	2023	2022
Financial income	$2,214	1,013	2,590
Results from financial instruments, net (notes 14 and 17.4)	(64)	(1,122)	2,041
Net interest cost of defined benefits liabilities (note 19)	(38)	(49)	(12)
Others	29	35	58

	$2,141	(123)	4,677

8)	CASH AND CASH EQUIVALENTS

The balance in this caption is comprised of available amounts of cash and cash equivalents, represented by low-risk, highly liquid short-term investments readily convertible into known amounts of cash, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Accrued interest is included in the statement of income as part of “Financial income and other items, net.”

As of December 31, 2024 and 2023, cash and cash equivalents consisted of:

	2024	2023
Cash and bank accounts	$316	811
Fixed-income securities and other cash equivalents	4,241	2,255

	$4,557	3,066

9)	TRADE ACCOUNTS RECEIVABLE, NET

As of December 31, 2024 and 2023, trade accounts receivable, net consisted of:

	2024	2023
Trade accounts receivable	$5,195	5,209
Allowances for expected credit losses	(247)	(217)

	$4,948	4,992

As of December 31, 2024 and 2023, balances include accounts receivable of $2,325 and $2,387, respectively, sold under outstanding securitization programs and/or factoring programs with recourse established in Mexico, in which Cemex, S.A.B. de C.V., effectively does not surrender full control or the majority of risks and rewards associated with the trade accounts receivable sold. Therefore, the receivables sold were not removed from the statement of financial position and the amounts funded to the Parent Company of $1,782, in both years, were recognized within the line item “Other financial obligations” (note 17.2).

The discount granted to the acquirers of the trade receivables is recorded as a financial expense and amounted to $240 in 2024, $256 in 2023 and $189 in 2022. These securitization and factoring programs mentioned above are usually negotiated for periods of one to two years and are usually renewed at their maturity.

Allowances for doubtful accounts are determined and recognized upon origination of the trade accounts receivable based on an Expected Credit Loss (“ECL”) model. For the years ended December 31, 2024, 2023 and 2022, the ECL expense on accounts receivable was $43, $1 and $33, respectively, charged to the statements of income as part of operating expense. Under this ECL model, Cemex, S.A.B. de C.V. segments its accounts receivable in a matrix by type of client or homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience over the last 24 months and analyses of future delinquency, which is applied to the balance of the accounts receivable. Changes in the ECL allowance in 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Allowances for expected credit losses at beginning of period	$217	274	255
Charged to selling expenses	43	1	33
Deductions	(13)	(58)	(14)

Allowances for expected credit losses at end of period	$247	217	274

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

10)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, the caption other accounts receivable included the following:

	2024	2023
Other refundable taxes	$3,082	1,654
Current portion of assets from valuation of derivative financial instruments (note 17.4)	1,739	360
Non-trade accounts receivable [1]	880	725

	$5,701	2,739

1	Non-trade accounts receivable are mainly attributable to the sale of assets.

11)	INVENTORIES

Inventories are valued using the lower cost or net realizable value. The weighted average cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Inventory balances are subject to impairment. When an impairment situation arises, the inventory balance is adjusted to its net realizable value against “Cost of sales.” Advances to suppliers of inventory are presented as part of other current assets.

As of December 31, 2024 and 2023, the balances of inventories were summarized as follows:

	2024	2023
Finished goods	$910	798
Materials and spare parts	102	52
Inventory in transit	360	289

	$1,372	1,139

For the years ended December 31, 2024, 2023 and 2022, Cemex, S.A.B. de C.V. recognized in the caption of “Cost of sales” in the statements of income, inventory obsolescence of $7, $8 and $9, respectively.

12)	OTHER CURRENT ASSETS

As of December 31, 2024 and 2023, other current assets consisted of:

	2024	2023
Advance payments	$340	306
Investment available for sale	221	236

	$561	542

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

13)	EQUITY ACCOUNTED INVESTEES

As of December 31, 2024 and 2023 equity method accounted investees are detailed as follows:

Subsidiaries:	Activity	Country	%	2024	2023
Cemex Innovation Holding Ltd.	Holding	Switzerland	99.6	$72,862	58,329
Cemex Operaciones México, S.A. de C.V.	Cement	Mexico	99.9	268,530	241,978
Cemex Concretos, S.A. de C.V.	Ready-mix	Mexico	95.9	13,535	7,132
Other companies	—	—	—	8,001	5,866
Associates:
Camcem, S.A. de C.V.	Cement	Mexico	40.1	7,988	6,702
Other companies	—	—	—	82	180

				$370,998	320,187

Out of which:
Acquisition cost				$438,179	462,664
Equity method recognition				$(67,181)	(142,477)

In July 2024, Cemex S.A.B. de C.V. received an equity distribution of $27,253 from COM (note 2). Additionally, in May 2024, Cemex S.A.B. de C.V. received dividends for $106 from Camcem, S.A. de C.V. (“Camcem”).

In July 2023, Cemex Concretos, S.A. de C.V. declared dividends in the amount of $3,700, of which, $3,547 was received by the Parent Company. In addition, in November 2023, Cemex S.A.B. de C.V. received dividends for an aggregate amount of $1,767 from its subsidiaries Cemex Internacional, S.A. de C.V., Cemex Agencia, S.A. de C.V., Pro Ambiente, S.A. de C.V., Proveedora Mexicana de Materiales, S.A. de C.V and other companies.

The combined condensed financial information presented below refers to equity accounted investees in which Cemex, S.A.B. de C.V. holds significant influence. For information regarding the financial position and statement of income of Cemex’s subsidiaries, reference is made to the consolidated financial statements of Cemex.

The combined condensed statements of financial position information of associates as of December 31, 2024 and 2023 are set forth below:

	2024	2023
Current assets	$27,225	22,383
Non-current assets	35,198	25,744

Total assets	62,423	48,127

Current liabilities	6,341	4,674
Non-current liabilities	15,924	13,143

Total liabilities	22,265	17,817

Total net assets	$40,158	30,310

Out of the total assets amounts in 2024 and 2023 presented in the table above, Camcem, which is the holding company of Grupo Cementos de Chihuahua, S.A.B. de C.V., represented 98% in both years. In addition, out of total liabilities, Camcem represented 97% in 2024 and 80% in 2023.

Combined selected information of the statements of income of associates in 2024, 2023 and 2022 is set forth below:

	2024	2023	2022
Revenues	$23,524	24,372	23,870
Operating earnings	6,973	6,717	5,442
Income before income tax	4,873	4,566	3,282
Net income	2,824	2,658	1,937

Out of net income in 2024, 2023 and 2022 from the table above, amounts that Cemex participates, and which reflect the share in associates in the Company’s statements of income, Camcem represented 99%, 101% and 100%, respectively.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

14)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, other investments and non-current accounts receivable included the following:

	2024	2023
Non-current portion of assets from valuation of derivative financial instruments (note 17.4)	$1,191	1,073
Extraction rights	109	109
Investments in strategic equity securities	65	40
Investments at fair value with changes recognized through the statement of operations	7	6
Other non-current investments	620	515

	$1,992	1,743

15)	PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2024 and 2023, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

	2024	2023
Property, machinery and equipment, net	$52,281	50,000
Assets for the right-of-use, net	1,229	918

	$53,510	50,918

15.1)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2024, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows:

Years
Administrative buildings	35
Industrial buildings	20
Machinery and equipment in plant	25
Ready-mix trucks and motor vehicles	10
Office equipment and other assets	5

As of December 31, 2024, to the best of its knowledge, management considers that its commitments and actions in relation to climate change do not currently affect the estimated average useful lives of its property, machinery and equipment described above.

As of December 31, 2024 and 2023, the property, machinery and equipment, net balances and changes for the period for such caption, are as following:

	2024
	Land and quarries	Building	Machinery and equipment	Investments in progress [1]	Total
Cost at beginning of period	$16,358	9,284	39,333	11,533	76,508
Accumulated depreciation and depletion	(1,501)	(3,607)	(21,400)	—	(26,508)

Net book value at beginning of period	14,857	5,677	17,933	11,533	50,000
Capital expenditures	50	1,713	6,355	3,714	11,832
Stripping costs	42	—	—	—	42
Disposals and reclassification	—	(77)	(464)	(7,981)	(8,522)
Depreciation and depletion for the period	(145)	(264)	(1,384)	—	(1,793)
Foreign currency translation effects	577	145	—	—	722

Cost at end of period	17,027	11,065	45,224	7,266	80,582
Accumulated depreciation and depletion	(1,646)	(3,871)	(22,784)	—	(28,301)

Net book value at end of period	$15,381	7,194	22,440	7,266	52,281

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Property, machinery and equipment, net - continued

	2023
	Land and quarries	Building	Machinery and equipment	Investments in progress [1]	Total
Cost at beginning of period	$16,234	8,810	37,730	11,881	74,655
Accumulated depreciation and depletion	(1,353)	(3,352)	(19,735)	—	(24,440)

Net book value at beginning of period	14,881	5,458	17,995	11,881	50,215
Capital expenditures	—	451	2,402	2,573	5,426
Stripping costs	72	—	—	—	72
Disposals and reclassification	(225)	(46)	(799)	(2,921)	(3,991)
Depreciation and depletion for the period	(148)	(255)	(1,665)	—	(2,068)
Foreign currency translation effects	277	69	—	—	346

Cost at end of period	16,358	9,284	39,333	11,533	76,508
Accumulated depreciation and depletion	(1,501)	(3,607)	(21,400)	—	(26,508)

Net book value at end of period	$14,857	5,677	17,933	11,533	50,000

1

As of December 31, 2024, and 2023, includes costs related to the construction of the second kiln in the Tepeaca cement plant in the Mexican state of Puebla and other investment projects for $1,441 and $7,879, respectively. The construction of this kiln is intended to increase the installed capacity of the plant to four million tons per year.

15.2)	ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2024 and 2023, assets for the right-of-use, net and the changes in this caption, were as follows:

	2024
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$268	392	2,410	271	3,341
Accumulated depreciation	(123)	(234)	(1,854)	(212)	(2,423)

Net book value at beginning of period	145	158	556	59	918
Additions of new leases	15	47	724	258	1,044
Cancellations and remeasurements, net	1	(3)	(146)	—	(148)
Depreciation for the period	(37)	(56)	(373)	(119)	(585)

Assets for the right-of-use at end of period	284	436	2,988	529	4,237
Accumulated depreciation	(160)	(290)	(2,227)	(331)	(3,008)

Net book value at end of period	$124	146	761	198	1,229

	2023
	Land and quarries	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$205	401	2,332	271	3,209
Accumulated depreciation	(89)	(182)	(1,658)	(96)	(2,025)

Net book value at beginning of period	116	219	674	175	1,184
Additions of new leases	62	58	140	—	260
Cancellations and remeasurements, net	1	(67)	(62)	—	(128)
Depreciation for the period	(34)	(52)	(196)	(116)	(398)

Assets for the right-of-use at end of period	268	392	2,410	271	3,341
Accumulated depreciation	(123)	(234)	(1,854)	(212)	(2,423)

Net book value at end of period	$145	158	556	59	918

For the years ended December 31, 2024, 2023 and 2022, the combined rental expense related with short-term leases, low-value leases and variable lease payments were $43, $56 and $48, respectively, and were recognized in cost of sales and operating expenses, as applicable.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

16)	TRADE ACCOUNT PAYABLES AND OTHER CURRENT LIABILITIES

16.1)	TRADE ACCOUNT PAYABLES

Supplier Finance Agreements

To enhance its supplier’s liquidity needs, Cemex, S.A.B. de C.V. has acted as mediator with financial institutions to establish productive supply chain programs, by means of which, any supplier registered under the program may elect to sell its account receivable from Cemex, S.A.B. de C.V. to the financial institution before the receivable’s agreed payment date. Any financial cost under these programs is assumed directly by Cemex’s suppliers. The accounts payable sold by the Parent Company’s suppliers to these financial institutions are settled by Cemex, S.A.B. de C.V. at their original agreed due dates without extending the payment date further. As of December 31, 2024 and 2023, the balances of trade payables in the statements of financial position include $8,360 in 2024 and $8,348 in 2023 of trade payables outstanding under these productive supply chain programs with an average payment term of 90 days. These programs do not involve any additional cash flow risk to the Parent Company.

The balance of any trade accounts payable would be classified as debt whenever the originally agreed payment terms would be extended using the aforementioned programs with the financial institutions. As of December 31, 2024 and 2023, there are no debt balances arising from trade accounts payable.

16.2)	OTHER CURRENT LIABILITIES

As of December 31, 2024 and 2023, other current liabilities are shown below:

	2024	2023
Provisions [1]	$978	3,930
Advance from customers	2,612	3,253
Accounts payable and accrued expenses	983	2,426
Interest payable	1,734	1,388
Taxes payable	1,268	1,166
Contract liabilities with customers (note 3)	454	430

	$8,029	12,593

1	The caption refers primarily to services, insurance and fees.

17)	FINANCIAL INSTRUMENTS

17.1)	CURRENT AND NON-CURRENT DEBT

Cemex, S.A.B. de C.V.’s debt summarized as of December 31, 2024 and 2023, by interest rates and currencies were as follows:

	2024			2023
	Current	Non-current	Total [1]	Current	Non-current	Total [1]
Floating rate debt	$—	26,774	26,774	$—	30,614	30,614
Fixed rate debt	76	82,985	83,061	—	68,373	68,373

	$76	109,759	109,835	$—	98,987	98,987

Effective rate [2]
Floating rate	—	6.0%		—	7.2%
Fixed rate	0.0%	4.6%		—	5.1%

	2024				2023
Currency	Current	Non-current	Total	Effective rate [2]	Current	Non-current	Total	Effective rate [2]
Dollars	$76	73,998	74,074	4.9%	$—	70,249	70,249	5.4%
Euros	—	18,216	18,216	3.9%	—	16,796	16,796	4.2%
Pesos	—	17,545	17,545	11.2%	—	11,942	11,942	12.0%

	$76	109,759	109,835		$—	98,987	98,987

1

As of December 31, 2024 and 2023, cumulative discounts, fees and other direct costs incurred in Cemex, S.A.B. de C.V.’s outstanding debt borrowings and the issuance of notes payable for $614 (US$29) and $779 (US$46), respectively, are presented reducing the related debt balances and are amortized to financial expense over the maturity of the related debt instruments under the effective interest rate method.

2	In 2024 and 2023, represents the weighted-average effective interest rate of the related debt agreements determined at the end of each period.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Debt – continued

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V.’s debt summarized by type of instrument, was as follows:

2024	Current	Non-current	2023	Current	Non-current
Bank loans			Bank loans
Lines of credit, 2025	76	—	Lines of credit, 2024 to 2025	—	—
Syndicated loans, 2026 to 2029	—	36,064	Syndicated loans, 2025 to 2028	—	42,014

	76	36,064		—	42,014

Notes payable			Notes payable
Medium-term notes, 2025 to 2031	—	73,695	Medium-term notes, 2026 to 2031	—	56,973

	—	73,695		—	56,973

Total bank loans and notes payable	76	109,759	Total bank loans and notes payable	—	98,987
Current maturities	—	—	Current maturities	—	—

	$76	109,759		$—	98,987

Changes in debt for the years ended December 31, 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Debt at beginning of year	$98,987	128,027	141,592
Proceeds from new debt instruments	92,757	50,902	39,947
Debt repayments	(100,207)	(65,601)	(47,113)
Foreign currency translation and accretion effects	18,298	(14,341)	(6,399)

Debt at end of year	$109,835	98,987	128,027

As a result of debt transactions incurred to issue, refinance, replace and/or repurchase existing debt instruments, as applicable, the Parent Company issuance costs, premiums and/or redemption costs (jointly the “Transactional Costs”) for a total of $451 in 2024, $1,207 in 2023 and $932 in 2022. Of which, $193 in 2024, $275 in 2023 and $89 in 2022, related to new debt instruments or the extension of existing debt, adjusted the carrying amount of the related debt and are amortized over the remaining term of each instrument while $932 in 2023 and $843 in 2022, associated with the extinguished portion of the related debt, were recognized in the caption “Financial income and other items, net.” In addition, Transactional Costs pending for amortization related to extinguished debt of $41 in 2024, $199 in 2023 and $116 in 2022 were recognized within “Financial income and other items, net.”

As of December 31, 2024 and 2023, non-current notes payable for $73,695 and $56,973, respectively, are detailed as follows:

Description [1]	Date of issuance	Currency	Principal amount	Rate	Maturity date	Redeemed amount [2] US$	Outstanding amount [2] US$	2024	2023
CEBURES 2023 variable rate [3]	05/Oct/23	Pesos	3,000	TIIE+.45%	01/Oct/26	—	144	$3,000	1,000
CEBURES 2023 fixed rate [3]	05/Oct/23	Pesos	8,500	11.48%	26/Sep/30	—	408	8,560	4,961
July 2031 Notes [4]	12/Jan/21	Dollar	1,750	3.875%	11/Jul/31	(642)	1,108	22,993	18,706
September 2030 Notes [4]	17/Sep/20	Dollar	1,000	5.20%	17/Sep/30	(283)	717	14,895	12,119
November 2029 Notes [4]	19/Nov/19	Dollar	1,000	5.45%	19/Nov/29	(247)	753	15,627	12,710

March 2026 Notes	19/Mar/19	Euro	400	3.125%	19/Mar/26	—	414	8,620	7,477

								$73,695	56,973

1	As of December 31, 2024, these issuances are fully and unconditionally guaranteed by Cemex Concretos, S.A. de C.V., COM, Cemex Innovation Holding Ltd. and Cemex Corp.

2	Presented net of all notes repurchased and held by Cemex, S.A.B. de C.V.’s subsidiaries. As of December 31, 2024, all repurchased notes have been canceled.

3

On February 16, 2024, Cemex, S.A.B. de C.V. reopened and placed and additional principal amount of $5,500 of its sustainability-linked long-term notes (Certificados Bursátiles de Largo Plazo or the “2023 CEBURES”), issued in 2023. The reopening closed on February 20, 2024 and consisted of two tranches: the first of $2,000 at a floating annual interest rate of TIIE 28 plus 0.45%, and the second of $3,500 at a fixed annual interest rate of 11.48%. In connection with these issuances in 2024 and 2023, Cemex, S.A.B. de C.V. negotiated interest rate and currency derivative instruments to synthetically change the financial risks profile from the Peso to the Dollar (note 17.4).

4

During 2022, pursuant to tender offers and other market transactions, Cemex, S.A.B de C.V. partially repurchased several series of its notes for an aggregate notional amount of US$1,172. The difference between the amount paid for such notes and the notional amount redeemed, net of transactional costs, generated a repurchase gain of US$104 ($2,132), recognized in the statement of operations for the year in the line item “Financial income and other item, net.”

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Debt – continued

Non-current debt maturities as of December 31, 2024, were as follows:

2024
2026	$16,914
2027	14,426
2028	14,426
2029	17,546
2030 and thereafter	46,447

$109,759

As of December 31, 2024, Cemex, S.A.B. de C.V. had the following lines of credit, of which, the only committed portion refers to the revolving credit facility under the 2023 Credit Agreement, at annual interest rates ranging between 5.25% and 6.35%, depending on the negotiated currency:

Millions of U.S. Dollars	Lines of credit		Available
Other lines of credit from banks [1]	US$	988	988
Revolving credit facility 2023 Credit Agreement		2,311	2,311

	US$	3,299	3,299

1	Uncommitted amounts subject to the banks’ availability.

Sustainability-linked and green financing

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V. debt of $109,835 and $98,987, included balances outstanding denominated in Dollars, Euros and Pesos under either its 2021 Sustainability-linked Financing Framework (the “2021 SLFF”) or its 2023 Sustainability-linked Financing Framework (the “2023 SLFF, and together with the 2021 SLFF, the (“SLFFs”) of $95,756 in 2024 and $71,732 in 2023, representing the Company’s debt that is linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy.

As of December 31, 2024, the balance of debt under the SLFFs includes $84,195 of debt arising from bank loans, including the 2023 Credit Agreement described below. Under the 2023 Credit Agreement, the annual performance in respect to the metrics referenced in the 2023 SLFF may result in a total adjustment of the interest rate margin of plus or minus 5 bps1, in line with other sustainability-linked facilities from investment-grade rated borrowers.

The remainder of the debt balance under the SLFFs relates to the 2023 CEBURES. Of these, $3,000 or the variable rate leg is linked exclusively to one metric of the 2023 SLFF and may result in an increase of 20 bps in the nominal value at redemption. The remaining $8,560, or the fixed rate leg is also linked to only one metric of the 2023 SLFF and may result in a per annum increase of 25 bps to the interest rate applicable to the last four semi-annual coupon payments.

On November 8, 2021, Cemex, S.A.B. de C.V. closed a Dollar-denominated US$3,250 syndicated sustainability-linked credit agreement (the “2021 Credit Agreement”), which proceeds were mainly used to fully repay its previous syndicated facilities agreement entered in 2017. The 2021 Credit Agreement was the first debt instrument issued by Cemex under the 2021 SLFF. Additionally, Cemex’s securitization programs (notes 9 and 17.2) are linked to the 2021 SLFFs, utilizing one or more metrics and may result in an annual fee payment equivalent to up to 5 bps of the total facilities amount.

2023 Credit Agreement and 2021 Credit Agreement

On October 30, 2023, Cemex refinanced its 2021 Credit Agreement (as described below), extending the maturity to 2028. The refinanced 2021 Credit Agreement (the “2023 Credit Agreement”) comprises a US$1,000, 5-year amortizing term loan and a US$2,000, 5-year committed revolving credit facility (“RCF”). The 2023 Credit Agreement represents a reduction of US$500 in the term loan and an increase of US$250 in the revolver of the 2021 Credit Agreement. The 2023 Credit Agreement, denominated exclusively in Dollars, maintained its previous interest rate margin and financial covenants, consistent with an investment-grade capital structure, which provide for a maximum ratio of Consolidated Net Debt (as defined below) to Consolidated EBITDA (as defined below) (“Consolidated Leverage Ratio”) of 3.75 times throughout the life of the loan and a minimum ratio of Consolidated EBITDA to interest expense (“Consolidated Coverage Ratio”) of 2.75 times. As of December 31, 2024 and 2023, the debt outstanding under the 2023 Credit Agreement amounted to $20,830 (US$1,000) and $27,152 (US$1,600), which included amounts owed under the RCF of $10,182 (US$600) in 2023.

All tranches under the 2023 Credit Agreement include a margin over SOFR1 from 100 bps1 to 175 bps, depending on the Consolidated Leverage Ratio ranging from less than or equal to 2.25 times in the lower end to greater than 3.25 times in the higher end.

The balance of debt under the 2023 Credit Agreement, in which debtor is Cemex, S.A.B. de C.V., is the borrower, is guaranteed by Cemex Concretos, S.A. de C.V., COM, Cemex Innovation Holding Ltd. and Cemex Corp. This guarantor structure is applicable in all senior notes of the Parent Company and the previous 2021 Credit Agreement.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Debt – continued

The 2023 Credit Agreement contains ongoing representations, warranties, affirmative and negative covenants, including financial covenants. As of December 31, 2024 and 2023, The Parent Company was in compliance with all covenants contained in the 2023 Credit Agreement. Cemex, S.A.B. de C.V. cannot assure that in the future it will be able to comply with all such covenants, including any financial covenants, which non-compliance, if not remedied, could result in an event of default, which could materially and adversely affect Cemex, S.A.B. de C.V. business and financial condition.

1

The Secured Overnight Financing Rate (“SOFR”) is a measure of the cost of borrowing cash overnight collateralized by Treasury securities. As of December 31, 2024 and 2023, SOFR rate was 4.49% and 5.38%, respectively. The contraction “bps” means basis points. One hundred basis points equal 1%.

2

The Tasa de Interés Interbancaria de Equilibrio (“TIIE”) is the variable rate used for debt denominated in Pesos. As of December 31, 2024 and 2023, the 28-day TIIE rate was 10.25% and 11.50%, respectively.

Financial Covenants

Under the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable depending on the reported period, at the end of each quarter for each period of four consecutive quarters, Cemex, S.A.B. de C.V. must comply with a maximum Consolidated Leverage Ratio of 3.75 times and a minimum Consolidated Coverage Ratio of 2.75 times throughout the life of the corresponding credit agreement. These financial ratios are calculated using the consolidated amounts under the terms of the agreement.

Consolidated Leverage Ratio

•

Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt equals debt, as reported in the statement of financial position, net of cash and cash equivalents, excluding any existing or future obligations under any securitization program, and any subordinated debt of Cemex, S.A.B. de C.V., adjusted for net mark-to-market of all derivative instruments, as applicable, among other adjustments including in relation for business acquisitions or disposals.

Consolidated EBITDA: Under the 2023 Credit Agreement and the 2021 Credit Agreement, represents Operating EBITDA for the last twelve months as of the calculation date, as adjusted for any discontinued EBITDA, and solely for the purpose of calculating the Consolidated Leverage Ratio on a pro forma basis for any material disposition and/or material acquisition.

Consolidated Coverage Ratio

•	Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing Consolidated EBITDA by the financial expense for the last twelve months as of the calculation date.

As of December 31, 2024, 2023 and 2022, under the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable, the main consolidated financial ratios were as follows:

Consolidated financial ratios		Refers to the compliance limits and calculations that were effective on each date
		2024	2023	2022
Leverage ratio	Limit	<=3.75	<=3.75	<=3.75
	Calculation	1.81	2.06	2.84

Coverage ratio	Limit	>=2.75	>=2.75	>=2.75
	Calculation	7.26	7.91	6.27

As a result of noncompliance with the agreed upon financial ratios or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures followed upon Cemex, S.A.B de C.V.’s lenders’ request, they may call for the acceleration of payments due under the 2023 Credit Agreement. That scenario would have a material adverse effect on Cemex, S.A.B. de C.V.’s operating results, liquidity or financial position. Cemex, S.A.B. de C.V.’s ability to comply with these ratios may be affected by economic conditions, volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets or other factors.

Cemex, S.A.B. de C.V. will classify all of its non-current debt as current debt if: 1) as of any measurement date Cemex, S.A.B. de C.V. fails to comply with any covenants that would cause a default, including the aforementioned financial ratios; and/or 2) the cross-default clause that is part of the 2023 Credit Agreement is triggered by the provisions contained therein. Moreover, although Cemex, S.A.B. de C.V. will not classify its non-current debt as current debt in the following events, Cemex, S.A.B. de C.V. will disclose the fact if: (i) as of any date prior to a subsequent measurement date Cemex, S.A.B. de C.V. expects not to be in compliance with such financial ratios in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) an agreement to refinance the relevant debt on a long-term basis.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

17.2)	OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the statement of financial position of Cemex, S.A.B. de C.V. as of December 31, 2024 and 2023, are as follows:

	2024			2023
	Current	Non-current	Total	Current	Non-current	Total
I. Leases	$733	1,136	1,869	$568	968	1,536
II. Liabilities secured with accounts receivable	1,782	—	1,782	1,782	—	1,782

	$2,515	1,136	3,651	$2,350	968	3,318

I.	Leases (7.1, 15.2, 25.1, 25.3 and 25.5)

Cemex, S.A.B. de C.V. has several operating and administrative assets under lease contracts (note 15.2). The Parent Company applies the recognition exemption for short-term leases and leases of low-value assets, which are directly recognized in the cost of sales or operating expenses, as applicable. Changes in the balance of lease financial liabilities during 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Lease financial liability at beginning of year	$1,536	2,128	2,465
Additions from new leases	878	260	746
Reductions from payments	(767)	(633)	(853)
Cancellations and liability remeasurements	(14)	(311)	(275)
Foreign currency translation and accretion effects	236	92	45

Lease financial liability at end of year	$1,869	1,536	2,128

As of December 31, 2024 the non-current lease financial liabilities are as follows:

Total
2026	$564
2027	214
2028	100
2029	76
2030 and thereafter	182

$1,136

Total cash outflows for leases in 2024, 2023 and 2022, including the interest expense portion as disclosed in note 7.1, were $871, $738 and $973, respectively. Future payments associated with these contracts are presented in notes 18.2 and 23.2.

II.	Liabilities secured with accounts receivable

As mentioned in note 9, as of December 31, 2024 and 2023, the funded amounts of trade accounts receivable sold under securitization programs and/or factoring programs with recourse of $1,782, in both years, were recognized in “Other financial obligations” in the statement of financial position.

The balances of the Parent Company’s other financial obligations associated with the programs for the sale of accounts receivable mentioned above are part of Cemex, S.A.B. de C.V. total obligations under the SLFFs framework mentioned before, which are linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy.

17.3)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Under IFRS, fair value represents an “Exit Value” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation. Exit Value is premised on the existence of a market and market participants for the specific asset or liability. When there are no market and/or market participants, IFRS establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, used mainly to determine the fair value of securities, investments or loans that are not actively traded (Level 2 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Fair value of financial instruments – continued

Financial assets and liabilities

The book values of cash, trade receivable, other accounts receivable, trade payables, other accounts payable and accrued expenses, as well as current debt, approximate their corresponding estimated fair values due to the revolving nature of these financial assets and liabilities in the short-term.

The estimated fair value of non-current debt is level 1 and level 2 and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for Cemex, S.A.B. de C.V. to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available.

The fair values determined by Cemex, S.A.B. de C.V. for its derivative financial instruments are level 2. There is no direct measure for the risk of Cemex, S.A.B. de C.V. or its counterparties in connection with such instruments. Therefore, the risk factors applied for Cemex, S.A.B. de C.V.’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of Cemex, S.A.B. de C.V. or its counterparties.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of Cemex, S.A.B. de C.V.’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of Cemex, S.A.B. de C.V.’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

As of December 31, 2024 and 2023, the carrying amounts of non-current financial assets and liabilities and their respective fair values were as follows:

	2024		2023
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Investments available for sale (note 12)	$221	221	$236	236
Derivative financial instruments (notes 14 and 17.4)	1,191	1,191	1,073	1,073

	$1,412	1,412	$1,309	1,309

Financial liabilities
Non-current debt (note 17.1)	$109,759	105,706	$98,987	95,999
Other financial obligations (note 17.2)	1,136	1,113	968	624
Derivative financial instruments (note 17.4)	2,088	2,088	260	260
Non-current accounts payable with related parties (note 18.1)	35	35	28	28

	$113,018	108,942	$100,243	96,911

17.4)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee, the restrictions set forth by its debt agreements and its hedging strategy (note 17.5), Cemex, S.A.B. de C.V. held derivative instruments with the objectives explained in the following paragraphs.

As of December 31, 2024 and 2023, the notional amounts and fair values of Cemex, S.A.B. de C.V.’s derivative instruments were as follows:

	2024			2023
	Notional amount		Fair value	Notional amount	Fair value
I. Foreign exchange forwards hedging the net investment	US$	713	63	976	(94)
II. Cross currency swaps		658	(100)	335	23
III. Interest rate swaps		600	14	750	30
IV. Fuel price hedging		356	6	232	5
V. Foreign exchange options		650	41	300	10

	US$	2,977	24	2,593	(26)

The caption “Financial income and other items, net” in the statements of income includes gains and losses related to the recognition of changes in fair values of the derivative financial instruments during the applicable period, which represented net losses of US$2 ($42) in 2024, US$19 ($326) in 2023 and of US$5 ($103) in 2022. During the reported periods, Cemex, S.A.B. de C.V. did not have derivatives designated as fair value hedges.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Derivatives financial instruments – continued

I.	Net investment hedges

As of December 31, 2024 and 2023, there are Dollar/Peso foreign exchange forward contracts with target tenor ranging from 1 to 15 months for notional amounts of US$492 ($10,248) and US$518 ($8,790), respectively. Cemex, S.A.B. de C.V. has designated this program as a hedge of Cemex, S.A.B. de C.V.’s net investment in Pesos, pursuant to which changes in the fair market value of these instruments are recognized as part of other equity reserves. For the years 2024, 2023 and 2022, these contracts generated gains of $1,586 (US$86) and losses of $3,028 (US$172) and $1,924 (US$96), respectively, which partially offset currency translation effects in each year recognized in equity generated from the Parent Company’s net assets denominated in Pesos. The gains generated in 2024 from these derivatives are related to the depreciation of the Peso during the year, while the losses during 2023 and 2022 were related to the appreciation of the Peso in both years.

In addition, as of December 31, 2024 and 2023, as part of the Peso net investment hedge strategy, there are additional Dollar/Peso capped forwards, structured with option contracts, for a notional amount of US$221 ($4,612) and US$458 ($7,777), respectively. These capped forwards contain limits on the upside that the instrument may generate. Changes in the fair market value of such capped forward contracts are also recognized as part of other equity reserves. For the years 2024, 2023 and 2022, these contracts generated gains of $802 (US$43) and losses of $953 (US$54) and $37 (US$2), respectively, which partially offset currency translation effects recognized in equity generated from Cemex S.A.B de C.V. net assets denominated in Pesos due to the depreciation of the Peso in 2024 and the appreciation of the Peso in 2023 and 2022.

Moreover, during the year 2022, the Parent Company unwound Dollar/Euro cross-currency swap contracts for a notional amount of US$750 ($14,625), which resulted in a settlement gain of $1,550 (US$80) recognized in equity. Cemex, S.A.B. de C.V. designated the foreign exchange forward component of these instruments as a hedge of its net investment in Euros, and changes in fair market were recognized as part of other equity reserves, while changes in fair value of the interest rate swap component until settlement were recognized within the line of “financial income and other items, net.” representing gains of $151 (US$8) in 2022. For the year 2022, the foreign exchange forward component generated gains of $1,400 (US$70) recognized in equity, which partially offset currency translation losses recognized in other equity reserves generated from net assets denominated in Euros due to the depreciation of the Euro against the Dollar in 2022, related to the exchange of interest rates in the statement of income.

II.	Cross currency swaps

As of December 2024 and 2023, Cemex, S.A.B. de C.V. held cross-currency swap contracts for a notional amount of US$658 ($13,706) and US$335 ($5,685), respectively, in connection with the 2023 CEBURES as described in note 17.1, aiming to change the rate and currency risk profile of the 2023 CEBURES from the Peso to the Dollar. The Parent Company designated these contracts as cash flow hedges of interest rate payments in relation to an equivalent amount of variable and fixed interest rate debt. Changes in fair value of these contracts for the interest rate swap leg are initially recognized as part of other equity reserves and are subsequently allocated through financial expense as interest expense on the related loans is accrued in the statement of income while changes in fair value of the currency forward leg are recognized directly in the statement of income partially offsetting the related Peso denominated debt’s foreign exchange fluctuation. For the years 2024 and 2023, changes in the fair value of these contracts generated losses of $2,290 (US$123) and gains of $409 (US$23), respectively, recognized in other equity reserves. Moreover, during the same periods, the Parent Company reclassified results from equity to the line item “Financial expenses” representing gains of $523 (US$28) in 2024 and $89 ($5) in 2023.

III.	Interest rate swaps

For accounting purposes under IFRS, Cemex, S.A.B. de C.V. designates interest rate swaps as cash flow hedges, to fix interest rate payments in relation to an equivalent amount of floating interest rate debt. As a result, changes in the fair value of these contracts are initially recognized as part of other comprehensive income in equity and are subsequently reclassified to financial expense as the interest expense of the related floating interest rate debt is accrued in the statement of income.

As of December 31, 2024 and 2023, the Parent Company held interest rate swaps for a notional amount of US$600 ($12,498) and US$750 ($12,728), respectively, with a fair market value representing assets of $298 (US$14) in 2024 and $508 (US$30) in 2023, negotiated in June 2018 to fix interest payments of existing bank loans bearing Dollar floating rates. For the years ended in 2024 and 2023, changes in the fair value of these contracts generated losses of $291 (US$16) and $157 (US$9), respectively and for the year 2022, gains of $1,382 (US$69), recognized in other equity reserves. Moreover, during the same periods, Cemex, S.A.B. de C.V. recycled results from equity to the line item “Financial expenses” representing income of $427 (US$23) in 2024, $393 (US$22) in 2023 and expense of $39 (US$2) in 2022.

In addition, as of December 31, 2022, the Parent Company held interest rate swaps for a notional of US$268 ($5,231), negotiated to fix interest payments of existing bank loans referenced to Pesos floating rates that matured in November 2023, which fair value represented an asset of $287 (US$15) in 2022. For the years 2023 and 2022 until their settlement, changes in the fair value of these contracts generated losses of $260 (US$15) and gains of $59 (US$3), respectively, recognized in other equity reserves. Moreover, during the same periods, Cemex, S.A.B. de C.V. recycled results from equity to the line item of “Financial expenses” representing gains of $329 (US$18) in 2023 and gains of $150 (US$7) in 2022.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Derivatives financial instruments – continued

IV.	Fuel price hedging

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V. maintained swap and option contracts negotiated to hedge the price of certain fuels in several operations, primarily diesel and gas, for aggregate notional amounts of US$134 ($2,800) and US$110 ($1,866), respectively, with an estimated aggregate fair value representing assets of $24 (US$1) in 2024 and of $12 (US$1) in 2023. By means of these contracts, for own consumption only at the consolidated level, the Parent Company either fixed the price of these fuels or entered into option contracts to limit the prices to be paid for these fuels, over certain volumes representing a portion of the estimated consumption of such fuels in several operations. These contracts have been designated as cash flow hedges of diesel or gas consumption, and as such, changes in fair value are recognized temporarily through other equity reserves and are recycled to operating expenses as the related fuel volumes are consumed. For the years 2024, 2023 and 2022, changes in fair value of these contracts recognized in other equity reserves represented losses of $124 (US$6), $97 (US$6) and $509 (US$25), respectively. For these derivative financial instruments Cemex, S.A.B. de C.V. only acts as a financial intermediary for its subsidiaries with the third parties, for such reason the accounting effects for the Parent Company in other equity reserves are offset by virtue of mirror contracts.

In addition, as of December 31, 2024 and 2023, Cemex, S.A.B. de C.V. held Brent oil call spreads with a notional of US$150 ($3,132) and US$122 ($2,070), respectively, intended economically to mitigate the exposure over a portion of the diesel cost implicit in the distribution expense. Changes in the fair value of these contracts are recognized directly in the statement of income as part of “Financial income and other items, net” which resulted in losses of $156 (US$8) in 2024 and $13 (US$1) in 2023.

Moreover, as of December 31, 2024, Cemex, S.A.B. de C.V. held Coal call spreads with notional of US$72 ($1,502), intended to economically mitigate the exposure over the petcoke consumption in the production process. Changes in the fair value of these contracts are recognized directly in the statement of income as part of “Financial income and other items, net” which resulted in losses of $162 (US$9).

V.	Foreign Exchange Options

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V. held Dollar/Peso call spread option contracts for a notional amount of US$650 ($13,540) and US$300 ($5,091), respectively. Such contracts mature between January 2026 and October 2026 and were negotiated to maintain the value in Dollars over an equivalent amount of revenue generated in Pesos. Changes in the fair value of these instruments generated gains of $276 (US$15) in 2024, losses of $328 (US$18) in 2023 and losses of $257 (US$13) in 2022, recognized within “Financial income and other items, net” in the statement of income.

17.5)	RISK MANAGEMENT

Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sell or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities.

In the ordinary course of business, the Parent Company is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petroleum coke, carbon slags, gypsum and other industrial materials which are commonly used in the production process, and expose Cemex, S.A.B. de C.V. to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Board of Directors, which represent Cemex, S.A.B. de C.V.’s risk management framework and that are supervised by several Committees, the Parent Company’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration in a determined market or aligning the currencies portfolio in which Cemex, S.A.B. de C.V. incurred its debt with those in which cash flows are generated.

As of December 31, 2024 and 2023, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 17.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities.

The main risk categories are mentioned below:

Credit risk

Credit risk is the risk of economic loss faced by the Parent Company if a customer or counterpart of a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2024 and 2023, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. The accounting exposure to credit risk is monitored constantly according to the payment behavior of the debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, Cemex, S.A.B. de C.V.’s management requires guarantees from its customers and financial counterparties regarding financial assets.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Risk management – credit risk – continued

The Parent Company’s management has established a policy of low risk tolerance that analyzes the creditworthiness of each client individually before offering the general conditions of payment terms and delivery. The review includes external ratings when references are available and in some cases bank references. Thresholds of purchase limits are established for each client, which represent the maximum purchase amounts that require various levels of approval. Customers who do not meet the levels of solvency requirements imposed by Cemex, S.A.B. de C.V. are not granted with credit terms. As of December 31, 2024, considering Cemex, S.A.B. de C.V.’s best estimate of potential expected losses based on the ECL model (note 9), the allowance for expected credit losses was $247.

The aging of trade accounts receivable as of December 31, 2024 is as follows:

2024
Neither past due, nor impaired portfolio	$4,401
Past due less than 90 days portfolio	490
Past due more than 90 days portfolio	304

$5,195

Interest rate risk

Interest rate risk is the risk that a financial instrument’s fair value or future cash flows will fluctuate because of changes in market interest rates, which only affect Cemex, S.A.B. de C.V.’s results if the fixed rate non-current debt is measured at fair value. The Parent Company’s fixed-rate non-current debt is carried at amortized cost and therefore is not subject to interest rate risk. Cemex, S.A.B. de C.V.’s exposure to the risk of changes in market interest rates relates primarily to its non-current debt obligations with floating interest rates which, if such rates were to increase, may adversely affect its financing cost and the results for the period.

Additionally, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. Cemex, S.A.B. de C.V. manages its interest rate risk by balancing its exposure to fixed and floating rates while attempting to reduce its interest costs. The Parent Company could renegotiate the conditions or repurchase the debt, particularly when the net present value (“NPV”) of the estimated future benefits from the interest rate reduction is expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt.

As of December 31, 2024 and 2023, 25% and 31%, respectively, of the non-current debt was denominated in floating interest rates at a weighted average interest rate of SOFR plus 95 basis points in 2024 and 95 basis points in 2023. These figures reflect the effect of interest rate swaps held by the Parent Company during 2024 and 2023. As of December 31, 2024 and 2023, if interest rates at that date had been 0.5% higher, with all other variables held constant, the net income of Cemex, S.A.B. de C.V. in 2024 and 2023 would have decreased by $272 (US$13) and $227 (US$13), because of higher interest expense on variable rate denominated debt. Conversely, a hypothetical 0.5% decrease in interest rates would have the opposite effect. This analysis does not include the effect of interest rate swaps during 2024 and 2023.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Cemex, S.A.B. de C.V.’s exposure to the risk of changes in foreign exchange rates relates primarily to its financing activities. As of December 31, 2024, 67% of the financial debt was Dollar-denominated, 17% was Euro-denominated and 16% was Peso-denominated; therefore, Cemex, S.A.B. de C.V. has a foreign currency exposure arising from the Dollar-denominated financial debt and the Euro-denominated financial debt, versus the currency in which Cemex, S.A.B. de C.V.’s revenues are settled. Cemex, S.A.B. de C.V. cannot assure that it will generate revenues in Pesos sufficient to settle its obligations in Dollars and Euro. As of December 31, 2024, Cemex, S.A.B. de C.V. had implemented a derivative financing hedging strategy using foreign exchange options for a notional amount of US$650 to hedge the value in Dollar terms of revenues generated in Pesos to partially address this foreign currency risk (note 17.4). Complementarily, Cemex, S.A.B. de C.V. may negotiate other derivative financing hedging strategies in the future if either of its debt portfolio currency mix, interest rate mix, market conditions and/or economic expectations changes.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Risk management – continued

Monetary position by currency

As of December 31, 2024 and 2023, the net monetary assets (liabilities) by currency are as follows:

Current:	2024	2023
Monetary assets	$18,055	15,088
Monetary liabilities	(86,089)	(87,973)

Net monetary liabilities	$(68,034)	(72,885)

Non-current:
Monetary assets	$3,296	2,078
Monetary liabilities	(114,241)	(101,790)

Net monetary liabilities	$(110,945)	(99,712)

Out of which:
Dollars	$(114,134)	(92,759)
Pesos	(46,347)	(62,881)
Euros	(18,498)	(16,957)

	$(178,979)	(172,597)

Considering that the Parent Company’s functional currency for its financial and holding company activities is the Dollar (note 25.3), foreign currency risk is associated with the translation into Dollars of subsidiaries’ net assets denominated in other currencies. When the Dollar appreciates, the value of such net assets denominated in other currencies decreases in Dollar terms, generating negative foreign currency translation and reducing stockholders’ equity. Conversely, when the Dollar depreciates, the value of such net assets denominated in other currencies increase in Dollar terms generating the opposite effect. Cemex, S.A.B. de C.V. has implemented a Dollar/Peso foreign exchange forward contracts program to hedge foreign currency translation in connection with its net assets denominated in Pesos (note 17.4).

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate in connection with changes in the market price of Cemex, S.A.B. de C.V.’s and/or third party’s shares. Under these equity derivative instruments, there is a direct relationship between the change in the fair value of the derivative and the change in price of the underlying share. All changes in the fair value of such derivative instruments, with certain exemptions for physically-only settle instruments, would be recognized in the statement of income as part of “Financial income and other items, net.” Although Cemex, S.A.B. de C.V. has negotiated equity forward contracts on its own shares and third-party shares in the past, during 2024, 2023 and 2022, Cemex, S.A.B. de C.V. did not have derivative financial instruments based on the price of the Parent Company’s shares or any third-party’s shares.

Liquidity risk

Liquidity risk is the risk that Cemex, S.A.B. de C.V. will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, to meet Cemex, S.A.B. de C.V.’s overall liquidity needs for operations, servicing debt and funding capital expenditures and other acquisitions, Cemex, S.A.B. de C.V. relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Cemex, S.A.B. de C.V. is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability, and other political, economic and/or social developments, any one of which may materially affect Cemex, S.A.B. de C.V.’s results and reduce cash from operations. The maturities of Cemex, S.A.B. de C.V.’s contractual obligations are included in note 23.2.

As of December 31, 2024, current liabilities, which include $67,057 of current accounts payable to related parties, exceed current assets by $66,662. It is noted that as part of its operating strategy implemented by management, the Company operates with a negative working capital balance. For the year ended December 31, 2024, Cemex, S.A.B. de C.V. generated cash flows provided by operating activities of $21,075. Cemex, S.A.B. de C.V.’s management considers that it will generate sufficient cash flows from operations in the following twelve months to meet its current obligations, considering that its consolidated subsidiaries also have significant current assets that can be obtained by Cemex, S.A.B. de C.V. if required. In addition, as of December 31, 2024, Cemex, S.A.B. de C.V. has a committed line of credit under the RFC for US$2,311 ($48,138). As of December 31, 2024, the total amount of the RCF was available for the Cemex, S.A.B. de C.V.

As of December 31, 2024 and 2023, the potential requirement for additional margin calls under our different commitments is not significant.

As of December 31, 2024, in connection with the aggregate balance of current liabilities with related parties of $67,057, which refer primarily to Cemex Innovation Holding Ltd, Cemex Operaciones Mexico, S.A. de C.V., Cemex Transporte, S.A. de C.V. and Cemex Concretos, S.A. de C.V. (note 18.1), Cemex, S.A.B. de C.V. has proven successful in refinancing such liabilities considering that it exercises control over its subsidiaries.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

18)	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

18.1)	ACCOUNTS RECEIVABLE AND PAYABLE WITH RELATED PARTIES

Balances and transactions between Cemex, S.A.B. de C.V. and its subsidiaries and equity accounted investees result primarily from: (i) businesses and operational activities in Mexico; (ii) the acquisition or sale of shares of subsidiaries within the group; (iii) products purchase and sale, billing of administrative services, rents, rights to use brands and commercial names, royalties and other services rendered between affiliated companies; and (iv) loans with subsidiaries and equity accounted investees. When market prices and/or market conditions are not readily available, Cemex, S.A.B. de C.V. conducts transfer pricing studies to assure compliance with regulations applicable to transactions between related parties. As of December 31, 2024 and 2023, the primary accounts receivable and payable with related parties, are the following:

2024	Assets		Liabilities
	Current	Non-current	Current	Non-current
Cemex Innovation Holding Ltd	$—	—	39,476	—
Cemex Operaciones México, S.A. de C.V (note 2)	—	—	6,446	—
Sinergia Deportiva, S.A. de C.V.	—	1,094	—	—
Especialistas en Corredores Viales, S.A. de C.V.	729	—	—	—
Construrama Supply, S.A. de C.V.	513	—	—	—
Cemex Corp	250	—	—	—
Cemex Transporte, S.A. de C.V.	—	—	3,066	17
Cemex Concretos, S.A. de C.V.	—	105	15,263	—
Others	796	105	2,806	18

	$2,288	1,304	67,057	35

2023	Assets		Liabilities
	Current	Non-current	Current	Non-current
Cemex Innovation Holding Ltd	$—	—	22,727	—
Cemex Operaciones México, S.A. de C.V.	—	62	26,123	—
Sinergia Deportiva, S.A. de C.V.	—	2,027	—	—
Especialistas en Corredores Viales, S.A. de C.V.	651	—	—	—
Reservas Ecológicas Sustentables de la Laguna, S.A. de C.V.	219	—	—	—
Cemex Corp	184	—	—	—
Cemex Transporte, S.A. de C.V.	—	—	2,249	—
Cemex Concretos, S.A. de C.V.	—	272	12,091	—
Others	868	1	2,922	28

	$1,922	2,362	66,112	28

18.2)	PRINCIPAL OPERATIONS WITH RELATED PARTIES

The principal operations of Cemex, S.A.B. de C.V. with related parties for the years ended December 31, 2024, 2023 and 2022, were as follows:

	2024	2023	2022
Revenues:
Net sales	$21,073	23,772	20,578
Rental income (notes 3 and 15.2)	7,063	7,126	6,165
License fees and administrative services (note 3)	2,594	2,463	3,189
Cost of sales and operating expenses:
Raw material, finished goods and other production cost	38,334	41,244	35,753
Management service expense	—	—	1,568
Lease expense (note 15.2)	51	18	—
Financing (income) cost:
Financial expense	5,297	6,137	3,558
Financial income and other items, net	2,039	(796)	(2,492)

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Principal operations with related parties – continued

As of December 31, 2024, in connection with the operating lease agreements that Cemex, S.A.B. de C.V. holds with related parties, the cash flows to be received in the following years are detailed as follows:

	2024
Obligations	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Operating leases to be received from related parties [1]	$2,742	5,484	5,484	4,343	18,053

[1]	The amounts represent nominal cash flows.

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V. had lease payable with related parties for US$11 ($226) and US$2 ($40), respectively.

As of December 31, 2024, in relation to the rights of use that Cemex, S.A.B. de C.V. sublease to related parties described in note 15.2, below are the nominal cash flows to be received in the following years:

	2025		2026	2027	2028 - 2033	Total
Cemex Operaciones México, S.A. de C.V.	US$	5	3	2	—	10
Cemex Concretos, S.A. de C.V.		9	4	2	—	15

	US$	14	7	4	—	25

		$292	146	83	—	521

In addition, for the years 2024, 2023 and 2022, in the ordinary course of business, the Parent Company has entered into transactions with related parties for the sale and/or purchase of products, sale and/or purchase of services or the lease of assets, all of which are not significant and to the best of the Parent Company’s knowledge are not significant to the related party, are incurred for non-significant amounts and are executed following the same authorizations applied to other third parties. The identified transactions, which involved members of the Parent Company’s Board of Directors and senior management, as applicable, are reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors, as per Cemex’s applicable policies on conflicts of interest and related person transactions.

The Parent Company, also, enters into transactions with affiliates it indirectly controls, such as Trinidad Cement Limited and Caribbean Cement Company Limited; with other companies in which Cemex has a non-controlling position, such as GCC and Lehigh White Cement Company; with companies in which the Parent Company’s Board of Director members are members of such company’s board of directors, like Banco Santander de Negocios de México, S.A. de C.V. and affiliates, Grupo ICA, S.A. de C.V. and affiliates, FEMSA, S.A.B. de C.V., Carza, S.A.P.I. de C.V., Nemak, S.A.B. de C.V., NEG Natural, S.A. de C.V., Banco Mercantil del Norte, S.A., BBVA México S.A., Neoris, N.V.; and with companies at which members of Cemex’s Executive Committee have family members, such as Cementos Españoles de Bombeo, S. de R.L. de C.V. (“CEB”), HSBC México, S.A. and the firm Mckinsey & Company Inc. México, S.C., among others, all of which are also reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors.

For the Parent Company, except for as set forth below, none of these transactions executed in 2024 are material to be disclosed separately. In addition, during the same periods, no member of Cemex, S.A.B. de C.V.’s senior management or Board of Directors had any outstanding loans with Cemex.

The most important transactions with related parties during 2024 included in Cemex, S.A.B. de C.V.’s financial statements was as follows:

•	For the year 2024, Cemex incurred services from CEB, a provider of ready-mix pumping services to Cemex’s customers in Mexico for a consolidated amount of US$70.

For the years 2024, 2023 and 2022, the aggregate compensation of Cemex, S.A.B. de C.V.’ Board of Directors, including alternate directors, and Cemex’s top management was USD$48, USD$71 and USD$44, respectively. Of these amounts, USD$31 in 2024, USD$24 in 2023, USD$29 in 2022, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, USD$17 in 2024, USD$47 in 2023 and USD$15 in 2022 of the aggregate amounts in each year, corresponded to allocations of ADSs under Cemex’s executive share-based compensation programs.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

19)	PENSIONS AND POST-EMPLOYMENT BENEFITS

Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2024, 2023 and 2022 were $342, $277 and $279, respectively. Cemex, S.A.B. de C.V. contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the financial statements’ date.

Defined benefit pension plans

Cemex, S.A.B. de C.V. defined benefit plans is closed to new participants. Actuarial results related to pension and other post-employment benefits are recognized in earnings and/or in “Other comprehensive income” for the period in which they are generated, as appropriate. For the years ended December 31, 2024, 2023 and 2022, the effects of pension plans and other post-employment benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (income):	2024	2023	2022	2024	2023	2022	2024	2023	2022
Recorded in operating costs and expenses
Service cost	$2	2	2	12	10	9	14	12	11
Past service cost	—	2	1	—	1	—	—	3	1
Settlements, curtailments, and other changes	—	(69)	—	—	(20)	—	—	(89)	—

	2	(65)	3	12	(9)	9	14	(74)	12

Recorded in other financial expenses
Net interest cost	21	35	3	17	14	9	38	49	12

Recorded in other comprehensive income
Actuarial (gains) losses for the period	(41)	(20)	33	27	8	—	(14)	(12)	33

	$(18)	(50)	39	56	13	18	38	(37)	57

As of December 31, 2024 and 2023, the reconciliation of the actuarial benefits’ obligations and pension plan assets, are presented as follows:

	Pensions		Other benefits		Total
	2024	2023	2024	2023	2024	2023
Change in benefits obligation:
Projected benefit obligation at beginning of the period	$355	407	162	150	517	557
Service cost	2	2	12	10	14	12
Interest cost	21	35	17	14	38	49
Actuarial (gains) losses	(41)	(20)	27	8	(14)	(12)
Plan amendments	—	(67)	—	(19)	—	(86)
Benefits paid	(2)	(3)	(5)	(3)	(7)	(6)
Employees transfer from subsidiaries	1	1	—	2	1	3

Net projected liability in the statement of financial position	$336	355	213	162	549	517

For the years 2024, 2023 and 2022, actuarial (gains) losses for the period were generated by the following main factors as follows:

	2024	2023	2022
Actuarial (gains) losses due to experience	$7	(26)	9
Actuarial (gains) losses due to demographic assumptions	—	13	59
Actuarial (gains) losses due financial assumptions	(21)	1	(35)

	$(14)	(12)	33

In 2024, the gain of $21 in financial assumptions was mainly driven by an increase in the discount rate applicable to the calculation of the benefits’ obligations, partially offset by actuarial losses due to experience adjustments of $7.

In 2023, net actuarial gains due to experience adjustments of $26, partially offset by actuarial losses due to demographic variables of $13, mainly due to the update of the mortality table.

In 2022, net actuarial losses due to demographic assumptions resulted from a change in life expectancy and the ongoing update of the mortality table. In addition, the gain in financial assumptions was mainly driven by an increase in the discount rate applicable to the calculation of the benefits’ obligations, as market interest rates increased in 2022 as compared to 2021.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Pensions and post-employment benefits – continued

The most significant assumptions used in the determination of the benefit obligation were as follows:

	2024	2023
Discount rates	11.75%	10.50%
Rate of return on plan assets	11.75%	10.50%
Rate of salary increases	4.50%	4.50%

As of December 31, 2024, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

Estimated payments
2025	$330
2026	42
2027	41
2028	40
2029 – 2034	231

Cemex, S.A.B. de C.V. has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2024 and 2023, the projected benefits obligation related to these benefits was $71 and $75, respectively, included within other benefits liability. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2024 and 2023 was 8% in both years.

Significant reduction or liquidation of pensions and other post-employment benefits to employees during the reporting periods.

During 2024, there were no significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits.

In 2023, as a result of an extension in the retirement age for the Company’s operations in Mexico, Cemex, S.A.B. de C.V. there was a reduction of $89 in the retirement obligations recognized against the statement of income for the period. In addition, a labor reform in vacation days in Mexico resulted in a modification to its pension plans in a past service expense of $3, recognized in the statement of income for the period.

Sensitivity analysis of pension and other post-employment benefits

For the year ended December 31, 2024, Cemex, S.A.B. de C.V. performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other post-employment benefits as of December 31, 2024 are shown below:

	Pensions		Other benefits		Total
Assumptions:	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate Sensitivity	$(9)	9	(6)	6	(15)	15
Salary Increase Rate Sensitivity	2	(2)	3	(2)	5	(4)
Pension Increase Rate Sensitivity	2	(2)	1	(1)	3	(3)

20)	INCOME TAXES

20.1)	INCOME TAXES FOR THE PERIOD

The amounts of income tax (expense) benefit in the statement of income for 2024, 2023 and 2022 are summarized as follows:

	2024	2023	2022
Current income tax	$(3,252)	(4,521)	(91)
Deferred income tax	6,875	675	1,240

	$3,623	(3,846)	1,149

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

20.2)	DEFERRED INCOME TAXES

The effect of deferred income taxes for the period represents the difference between the income tax balances at the beginning and end of the period. As of December 31, 2024 and 2023 the temporary differences that generated the deferred income tax assets and liabilities of Cemex, S.A.B. de C.V. are presented below:

	2024	2023
Deferred tax assets:
Allowances for expected credit losses	$74	65
Provisions	655	1,501
Advance from customers	831	1,059
Liabilities for the right-of-use (note 15.2)	552	463
Derivative financial instruments	1,956	2,029
Deferred financial expenses	7,876	—
Other deferred tax assets	437	122

Total deferred tax assets	12,381	5,239

Deferred tax liabilities:
Land and buildings	(5,121)	(5,117)
Assets for the right-of-use (note 15.2)	(376)	(275)
Accounts receivable to related parties	(19)	(63)
Advance payments	(146)	(120)

Total deferred tax liabilities	(5,662)	(5,575)

Net deferred tax assets (liabilities)	$6,719	(336)

Cemex, S.A.B. de C.V. does not recognize a deferred tax liability for the undistributed earnings generated by its subsidiaries, considering that such undistributed earnings are expected to be reinvested and not generate taxable income in the near future. In addition, for the year ended December 31, 2024 and 2023, Cemex, S.A.B. de C.V. recognized an income tax gain within other comprehensive income of $180 in 2024 and of $657 in 2023, respectively, mainly related to the net investment hedge (note 17.4).

20.3)	RECONCILIATION OF EFFECTIVE INCOME TAX RATE

For the years ended December 31, 2024, 2023 and 2022, the effective income tax rates were as follows:

	2024		2023	2022
Net income before income tax	$13,380		7,166	16,192
Income tax (expense) benefit	3,623		(3,846)	1,149

Effective income tax rate [1]	(27.1%	)	53.7%	(7.0%	)

[1]	The average effective tax rate equals the net amount of income tax benefit or expense divided by net income before income taxes, as these line items are reported in the statement of operations.

The effects of inflation are recognized differently for tax purposes and for book purposes. This situation, which creates differences between book and tax bases, gives rise to permanent differences between the enacted tax rate and the effective rate shown in the statement of income of Cemex, S.A.B. de C.V.

As of December 31, 2024, 2023 and 2022, these differences were as follows:

	2024		2023		2022
	%	$	%	$	%	$
Enacted income tax rate	30.0	4,014	30.0	2,150	30.0	4,858
Inflation adjustments	9.3	1,246	33.7	2,417	29.1	4,710
Changes in deferred tax assets [1]	—	—	(10.1)	(721)	(57.6)	(9,333)
Fiscal exchange loss (gain)	(44.0)	(5,882)	73.0	5,228	16.7	2,703
Income of equity accounted investees	(24.4)	(3,266)	(36.4)	(2,610)	(23.3)	(3,773)
Non-deductible and other items	2.0	265	(36.5)	(2,618)	(1.9)	(314)

Effective income tax expense (benefit) rate	(27.1)	(3,623)	53.7	3,846	(7.0)	(1,149)

[1]	Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to tax loss carryforwards.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

21)	STOCKHOLDERS’ EQUITY

As of December 31, 2024 and 2023, stockholders’ equity excludes investments in CPOs of Cemex, S.A.B. de C.V. held by subsidiaries of $250 (20,541,277 CPOs) and $272 (20,541,277 CPOs), respectively, which were eliminated within “Other equity reserves and subordinated notes.”

21.1)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2024 and 2023, common stock and additional paid-in capital was as follows:

	2024	2023
Common stock	$4,162	4,162
Additional paid-in capital	99,114	99,114

	$103,276	103,276

As of December 31, 2024 and 2023, the common stock of Cemex, S.A.B. de C.V. was represented as follows:

	2024		2023
Shares [1]	Series A 2	Series B 2	Series A 2	Series B 2
Subscribed and paid shares	29,016,656,496	14,508,328,248	29,016,656,496	14,508,328,248
Unissued shares authorized for executives’ stock compensation programs	881,442,830	440,721,415	881,442,830	440,721,415

	29,898,099,326	14,949,049,663	29,898,099,326	14,949,049,663

[1]	As of December 31, 2024 and 2023, 13,068,000,000 shares correspond to the fixed portion and 31,779,148,989 shares correspond to the variable portion, respectively.
[2]

Series “A” or Mexican shares must represent at least 64% of Cemex, S.A.B. de C.V.’s capital stock; Series “B” or free subscription shares must represent at most 36% of Cemex, S.A.B. de C.V.’s common stock.

On March 22, 2024 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of US$120 ($2,027) in four equal quarterly installments beginning in June 2024 and finalizing in March 2025; (b) setting the amount of US$500 or its equivalent in Pesos as the maximum amount that during fiscal year 2024, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee; and (d) the extension of share-based long-term compensation programs in shares of Cemex, S.A.B. de C.V.’s until December 31, 2028. During 2024, there were no purchases of own shares under the outstanding share repurchase program.

On March 23, 2023, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of US$500 or its equivalent in Pesos, as the maximum amount of resources that during fiscal year 2023, and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) to decrease Cemex, S.A.B. de C.V.’s capital stock, in its variable part, through the cancellation of 662 million of own shares (22.1 million ADSs), which were acquired through the share repurchase program in 2022. During 2023, there were no purchases of own shares under the outstanding share repurchase program.

On March 24, 2022, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of US$500 or its equivalent in Pesos as the maximum amount of resources through the year 2022 and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of any such shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) designation of the members of the Board of Directors, as well as members of the Audit, Corporate Practices and Finance, and Sustainability Committees. During 2022, 662 million own shares (22.1 million ADSs) were acquired under the outstanding share repurchase program for an amount of US$111 ($2,296).

In 2024, 2023 and 2022 Cemex, S.A.B de C.V. did not issue shares in connection with its executive share-based compensation programs (note 22).

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

21.2)	RETAINED EARNINGS

Cemex, S.A.B. de C.V.’s net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the equity represented by the common stock. As of December 31, 2024, 2023 and 2022, the legal reserve amounted to $1,804. During 2024, as mentioned in note 21.1, the Parent Company declared dividends of $2,027 (US$120), of which, as of December 31, 2024, the last quarterly payment of $282 remain payable.

21.3)	OTHER EQUITY RESERVES AND SUBORDINATED NOTES

As of December 31, 2024 and 2023, the caption of other equity reserves and subordinated notes was integrated as follows:

	2024	2023
Other equity reserves	$27,686	(11,311)
Subordinated notes	38,055	38,055

	$65,741	26,744

Subordinated notes

In March 2023, Cemex, S.A.B. de C.V. issued US$1,000 of its 9.125% subordinated notes (the “2023 Subordinated Notes”). After issuance costs, Cemex, S.A.B. de C.V. received US$992. The 2023 Subordinated Notes are aligned with the Green Financing Framework (the “GFF”) and the net proceeds obtained in the issuance should be applied to finance, in whole or in part, one or more new or existing Eligible Green Projects (“EGPs”) under its GFF’s use-of-proceeds. EGPs include those related to pollution prevention and control, renewable energy, energy efficiency, clean transportation, sustainable water and wastewater management, and eco-efficient and/or circular economy adapted products, production technologies and processes.

In June 2021, Cemex, S.A.B. de C.V. issued one series of US$1,000 of its 5.125% subordinated notes (the “2021 Subordinated Notes”). After issuance costs, Cemex, S.A.B. de C.V. received US$994. The net proceeds obtained were used to repurchase in full the balance then outstanding of perpetual debentures issued by subsidiaries and the repayment of debt.

Under the 2023 Subordinated Notes and the 2021 Subordinated Notes (jointly the “Subordinated Notes”), which do not have a maturity or repayment date or mandatory redemption date, interest may be deferred indefinitely at the sole discretion of the Parent Company. In addition, the Subordinated Notes: (i) are not redeemable at the option of the holders of the Subordinated Notes (the “Noteholders”), (ii) do not have the benefit of standard debt covenants, and (iii) do not include an event of default relating to a payment or covenant default with respect to any indebtedness of Cemex. Moreover, the Parent Company is in control of the instances that may lead to the repayment of the Subordinated Notes, including Cemex’s repurchase option on the fifth anniversary of each issuance, the specific redemption events as well as those under a reorganization or bankruptcy event under the applicable laws. In the hypothetical event of liquidation of the Parent Company, the Noteholders would have a claim on any residual net assets available after all liabilities have been settled; therefore, the Noteholders have no guarantee of collecting the principal amounts of the Subordinated Notes or any deferred accrued interest, if any.

Based on the above characteristics of the Subordinated Notes, included in contractual terms that are considered to be substantive, and legal considerations, under IAS 32, Financial Instruments: Presentation (“IAS 32”), Cemex concluded that the Subordinated Notes do not meet the definition of financial liability under IAS 32, and consequently are classified within controlling interest stockholders’ equity within Other equity reserves. The classification as equity of the Subordinated Notes can be summarized as follows:

•

As mentioned above, the Subordinated Notes do not meet the definition of financial liability under IAS 32 considering that they include no contractual obligation: (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the issuer. This is because:

•

The Noteholders have agreed to the deferral of interest and principal, given that the Parent Company has the unilateral and unconditional right to perpetually defer the payment of principal and interest;

•

The Parent Company controls any payments to be made to the Noteholders, including in the event of bankruptcy under either the laws of Mexico (Ley de Concursos Mercantiles) or U.S. bankruptcy laws (Chapter 11); and

•

The Subordinated Notes contractually evidence a residual interest in the assets of the Parent Company after deducting all of its liabilities. The only requirement to settle the Notes would be in liquidation, which is akin to an equity instrument under IAS 32.

Coupon payments on the Subordinated Notes were included within “Other equity reserves and subordinated notes” and amounted to $2,708 in 2024, $2,228 in 2023 and $1,079 in 2022.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

22)	EXECUTIVE SHARE-BASED COMPENSATION

Stock/based awards granted to executives are defined as equity instruments, considering that the services received from employees are settled by delivering shares. The cost of these equity instruments represents their estimated fair value at the grant date of each plan and is recognized in the statement of income during the periods in which the executives render services and vest the exercise rights.

Cemex, S.A.B. de C.V. sponsors different long-term restricted share-based compensation programs for a wide range of executives. For eligible executives, stock-based compensation represents a fixed percentage of such executive’s annual compensation (the “Stock Bonus”). This Stock Bonus was paid in the Parent Company’s CPOs until December 31, 2023 and will be paid in the Parent Company’s ADSs beginning January 1, 2024, considering certain management improvements that do not affect the employees, and which number is determined on the award date by reference to the Stock Bonus amount and the stock market price of such award date (i.e., once the number of shares is determined, such number is fixed and will not change as a result of changes in the stock market price).

Under our long-term share-based compensation programs, the Company sponsors a program oriented to our top management, which is subject to internal and external performance metrics and rendering of services over a three-year period (the “Performance Plan”), and another program for key executives and key performers, which is subject only to the passage of time and rendering of services over a four-year period (the “Ordinary Plan” together with the Performance Plan, the “Share-Based Compensation Programs”). Shares awarded under the Ordinary Plan are initially restricted for resale and are proportionately released to the executives as services are rendered at the end of each year at a 25% rate over a four-year period, to the extent they remain in the Company at each settlement date. Once the executive is no longer employed by the Company, any shares awarded under the Ordinary Plan are generally forfeited. The Performance Plan, depending on their weighted achievement, may result in a final payout at the end of the third year between 0% and 200% of the target for each award. The fair value of the awards under the Performance Plan is determined by using an option pricing model.

For the years 2024, 2023 and 2022, in connection with the Share-Based Compensation Programs were as follows:

Millions U.S. Dollars					ADSs equivalents delivered (thousands)
Plan	Target number of ADSs (thousands) [1]	ADS price at award’s date [2]	Fair value (%)	Fair value (millions)	2024	2023	2022	ADSs Forfeited (thousands)	ADSs Outstanding (thousands) [3]
Performance Plans
2019	2,303.0	$4.4	130%	13.2	—	—	3,062.8	—	—
2020	4,146.0	$2.3	155%	14.8	—	8,448.2	—	—	—
2021	1,227.2	$8.0	150%	14.7	446.3	—	—	780.9	—
2022	2,403.6	$4.3	149%	15.4	—	—	—	—	3,571.7
2023	2,825.4	$6.4	145%	26.1	—	—	—	—	4,094.1
2024	1,976.7	$6.3	133%	16.6	—	—	—	—	2,621.5
Ordinary Plans
2019	8,048.2	$4.7	100%	37.5	—	42.4	1,521.4	118.3	—
2020	11,162.2	$2.5	100%	28.1	—	2,293.0	2,370.9	253.7	—
2021	5,716.6	$7.2	100%	41.3	1,210.7	1,442.7	1,465.6	56.6	4.2
2022	9,483.0	$4.9	100%	46.0	2,166.0	2,450.5	2,499.8	26.4	2,298.8
2023	6,531.9	$5.9	100%	38.4	1,582.9	1,765.0	—	48.0	3,136.0
2024	8,531.7	$7.2	100%	61.5	2,248.0	—	—	—	6,283.7

					7,653.9	16,441.80	10,920.5	1,283.9	22,010.0

1	The target number of ADSs for the performance plans assume a 100% payout.
2	Average ADS price of the awards at the date of grant.
3

Until the final payout of the Performance Plans is known after the conclusion of the three-year period for each award, the number of ADSs outstanding assumes a payout considering the same percentage of fair value determined by the option pricing model.

The required Cemex, S.A.B. de C.V.’s ADSs delivered to the executives to meet the Parent Company’s awards are either newly issued or purchased, at the Parent Company’s election. For these purposes, from time to time, an external trust in which the executives are beneficiaries may receive funding from Cemex, S.A.B. de C.V. to incur these purchases. When Cemex, S.A.B. de C.V. funds the executives’ trust, it recognizes a decrease in other equity reserves against cash. As of December 31, 2024, there were no options or commitments to make payments in cash to the executives based on changes in the market price of the Cemex, S.A.B. de C.V.’s ADSs.

The compensation expense related to the Share-Based Compensation Programs described above, as determined considering the fair value of the awards at the date of grant in 2024, 2023 and 2022, was recognized in the operating results of each subsidiary where the executives render services against other equity reserves. In addition, the compensation expense related to the beneficiaries that render services directly in the Parent Company amounted to $539 in 2024, $513 in 2023 and $508 in 2022.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

23)	COMMITMENTS

23.1)	GUARANTEES

As of December 31, 2024 and 2023, Cemex, S.A.B. de C.V., had guaranteed loans of certain subsidiaries for US$43 ($891) and US$42 ($713), respectively.

23.2)	CONTRACTUAL OBLIGATIONS

As of December 31, 2024, Cemex, S.A.B. de C.V. had the following contractual obligations are as follows:

(Millions)	2024
Obligations	Less than 1 year		1-3 years	3-5 years	More than 5 years	Total
Non-current debt [1]	US$	4	1,518	1,548	2,233	5,303
Leases [2]		37	20	5	48	110

Total debt and other financial obligations		41	1,538	1,553	2,281	5,413
Short-term and low-value assets rentals [3]		2	—	—	—	2
Pension plans and other benefits [4]		16	4	4	9	33
Interest payment on debt [5]		247	504	355	387	1,493
Purchases of services, raw materials, fuel and energy [6]		176	360	180	355	1,071

Total contractual obligations	US$	482	2,406	2,092	3,032	8,012

		$10,040	50,117	43,576	63,157	166,890

1

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, Cemex, S.A.B. de C.V. has replaced its long-term obligations for others of a similar nature.

2

Represent nominal cash flows. As of December 31, 2024, the NPV of future payments under such leases was US$90, of which, US$18 refers to payments from 1 to 3 years and US$4 refers to payments from 3 to 5 years.

3

The amounts represent nominal cash flows. Refers to the estimated rental payments under short-term lease contracts and assets of low value. These contracts are not recognized as assets for the right-of-use and other financial obligations considering the exemption adopted by Cemex, S.A.B. de C.V.

4	Represents estimated annual payments under these benefits for the next ten years (note 19), including the estimate of new retirees during such future years.
5	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2024.
6

Future payments for the purchase of raw materials are presented based on contractual nominal cash flows. Future nominal payments for energy were estimated for all contractual commitments based on an aggregate average expected consumption per year using the future prices of energy established in the contracts for each period. Future payments also include Cemex’s commitments for the purchase of fuel, carbon allowances and other services.

As of December 31, 2024 and 2023, a description of the most significant contracts presented in the table above is as follows:

•

In March 2024, with the intention of hedging a significant portion of Cemex’s expected consolidated deficit of emission carbon allowances (“EUAs”) under the European Union´s emissions trading system (“EU ETS”), Cemex, S.A.B. de C.V. entered into physically-settled forward purchase commitments for own use in 2029 and 2030 for the acquisition of 1.8 million EUAs for an aggregate price of US$157.

•

In October 2022, the Company signed with Neoris a 5-year contract globally beginning in 2023 until 2027 for the acquisition by Cemex of digitalization services and solutions for an annual amount of at least US$55, of which, it is expected that some portion of the annual cost under this contract will be incurred directly by the Parent Company.

•

On February 8, 2022, Cemex, S.A.B. de C.V renewed or entered into new agreements with six service providers in the fields of data processing services (back office) in finance, accounting and human resources; as well as Information Technology (“IT”) infrastructure services, support and maintenance of IT applications in the countries in which Cemex operates, for a tenure of five to seven years at an average annual cost of US$60. These contracts replaced the agreements Cemex, S.A.B. de C.V maintained with IBM, which expired on August 31, 2022. It is expected that some portion of the annual cost under these contracts will be incurred directly by the Parent Company.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Contractual obligations – continued

•

Beginning in April 2016, in connection with the Ventika S.A.P.I. de C.V. and the Ventika II S.A.P.I. de C.V. wind farms (jointly “Ventikas”) located in the Mexican state of Nuevo Leon with a combined generation capacity of 252 Megawatts (“MW”), Cemex, S.A.B. de C.V agreed to acquire a portion of the energy generated by Ventikas for its overall electricity needs in Mexico for a period of 20 years. The estimated annual cost of this agreement is US$24 if Cemex receives all its energy allocation. Nonetheless, energy supply from wind is variable in nature and final amounts are determined considering the final MW per hour (“MWh”) effectively received at the agreed prices per unit.

•

Beginning in February 2010, for its overall electricity needs in Mexico Cemex, S.A.B. de C.V agreed with EURUS to purchase a portion of the electric energy generated for no less than 20 years. EURUS is a wind farm with an installed capacity of 250 MW operated by ACCIONA in the Mexican state of Oaxaca. The estimated annual cost of this agreement is US$77 if the Company receives all its energy allocation. Nonetheless, energy supply from wind sources is variable in nature and final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

•

Cemex, S.A.B. de C.V maintains a commitment initiated in April 2004 to purchase the energy generated by Termoeléctrica del Golfo (“TEG”) until 2027 for its overall electricity needs in Mexico. The estimated annual cost of this agreement is US$87 if the Company receives all its energy allocation. Nonetheless, final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

•

In connection with the above, Cemex, S.A.B. de C.V also committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG with all fuel necessary for their operations until the year 2027, equivalent to 1.2 million tons of petroleum coke per year. The Company covers its commitments under this agreement acquiring the volume of fuel from sources in the international markets and Mexico.

•

On October 24, 2018, Cemex, S.A.B. de C.V. entered into an energy financial hedge agreement in Mexico, commencing October 1, 2019 and for a period of 20 years. Through the aforementioned contract, the Company fixed the MWh cost over an electric energy volume of 400 thousand MWh per year, through the payment of US$25.375 price per MWh of electric power in exchange for a market price. The committed price to pay will increase by 1.5% annually. The differential between the agreed price and the market price is settled monthly. Cemex, S.A.B. de C.V. considers this agreement as a hedge for a portion of its aggregate consumption of electric energy in Mexico and recognizes the result of the exchange of price differentials described previously in the Statements of Income as a part of the costs of energy. As a result of this contract during 2024, 2023 and 2022, Cemex, S.A.B. de C.V. received US$5, US$3 and US$3, respectively. Cemex, S.A.B. de C.V. does not recognize this agreement at fair value due to the fact that there is no deep market for electric power in Mexico that would effectively allow for its valuation.

24)	CONTINGENCIES FROM LEGAL PROCEEDINGS

Cemex, S.A.B. de C.V. is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable or remote. In certain cases, a negative resolution may represent a decrease in future revenues, an increase in operating costs or a loss. Nonetheless, until all stages in the procedures are exhausted in each proceeding, Cemex, S.A.B. de C.V. cannot assure the achievement of a final favorable resolution.

As of December 31, 2024, the most significant events with a determinable potential loss, the disclosure of which would not impair the outcome of the relevant proceeding, were as follows:

•

In December 2016, Cemex, S.A.B. de C.V. received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that Cemex, S.A.B. de C.V. or any of its affiliates violated the law. Cemex, S.A.B. de C.V. has been cooperating with the SEC and intends to continue cooperating fully with the SEC. On March 12, 2018, the DOJ issued a grand jury subpoena to Cemex, S.A.B. de C.V. relating to its operations in Colombia and other jurisdictions. In 2020, the Company delivered all of the information and documentation that had been requested and has not received any more requests since then. Cemex, S.A.B. de C.V. intends to cooperate fully with the SEC, the DOJ and any other investigatory entity. As of December 31, 2024, Cemex, S.A.B. de C.V. is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or, because of the current status of the SEC investigation and the preliminary nature of the DOJ investigation, the potential sanctions which could be borne by the Parent Company, or if such sanctions, if any, would have a material adverse impact on Cemex, S.A.B. de C.V. results of operations, liquidity or financial position.

•

In addition, as of December 31, 2024, Cemex, S.A.B. de C.V. is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. Cemex, S.A.B. de C.V. considers that in those instances in which obligations have been incurred, Cemex, S.A.B. de C.V. has accrued adequate provisions to cover the related risks. Cemex, S.A.B. de C.V. believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, Cemex, S.A.B. de C.V. is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, Cemex, S.A.B. de C.V. may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice Cemex, S.A.B. de C.V.’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, Cemex, S.A.B. de C.V. has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

25)	MATERIAL ACCOUNTING POLICIES

25.1)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The main items subject to significant estimates and assumptions by management include impairment tests of long-lived assets, recognition of deferred income tax assets, the recognition of uncertain tax positions, the measurement of asset retirement obligations, as well as provisions regarding legal proceedings and environmental liabilities, among others. Significant judgment is required by management to appropriately assess the amounts of these concepts.

25.2)	FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the statement of financial position date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness associated with the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, whose settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves,” as part of the foreign currency translation adjustment (note 25.10) until the disposal of the foreign net investment, at which time, the accumulated amount in equity is recycled through the statement of income as part of the gain or loss on disposal.

The financial statements of foreign subsidiaries, as determined using their respective functional currency, are translated to U.S. Dollars and then to Pesos at the closing exchange rate for the statement of financial position and at the closing exchange rates of each month within the period for the statement of income. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation effect is included within “Other equity reserves” and is presented in the statement of other comprehensive income for the period as part of the foreign currency translation adjustment (note 25.10) until the disposal of the net investment in the foreign subsidiary.

Considering its integrated activities, for purposes of functional currency, Cemex, S.A.B. de C.V. deemed to have two divisions, one related with its financial and holding company activities, in which the functional currency is the Dollar for all assets, liabilities and transactions associated with these activities, and another division related with the Cemex, S.A.B. de C.V.’s operating activities in Mexico, in which the functional currency is the Peso for all assets, liabilities and transactions associated with these activities.

The most significant closing exchange rates for the statement of financial position and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for the statement of income with respect to the primary functional currencies to the Peso as of December 31, 2024, 2023 and 2022, were as follows:

Country	2024		2023		2022
	Closing	Average	Closing	Average	Closing	Average
Dollar	20.83	18.55	16.97	17.63	19.50	20.03
Euros	0.9654	0.9265	0.9059	0.9227	0.9344	0.9522
British Pound Sterling	0.7988	0.7819	0.7852	0.8019	0.8266	0.8139

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

25.3)	FINANCIAL INSTRUMENTS

Classification and measurement of financial instruments

The financial assets that meet both of the following conditions and are not designated as at fair value through profit or loss: a) are held within a business model whose objective is to hold assets to collect contractual cash flows, and b) its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are classified as “Held to collect” and measured at amortized cost. Amortized cost represents the NPV of the consideration receivable or payable as of the transaction date. This classification of financial assets comprises the following captions:

•	Cash and cash equivalents (note 8).

•

Trade accounts receivable, other current accounts receivable and other current assets (notes 9, 10 and 12). Due to their short-term nature, Cemex, S.A.B. de C.V. initially recognizes these assets at the original invoiced or transaction amount less expected credit losses, as explained below.

•

Trade accounts receivable sold under securitization programs, in which certain residual interest in the trade accounts receivable sold in case of recovery failure and continued involvement in such assets is maintained, do not qualify for derecognition and are maintained in the statement of financial position (notes 9 and 17.2).

•

Investments and non-current accounts receivable (note 14). Subsequent changes in effects from amortized cost are recognized in statement of operations as part of “Financial income and other items, net.”

Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (notes 14 and 25.10). Cemex, S.A.B. de C.V. does not maintain financial assets “Held to collect and sell” whose business model has the objective of collecting contractual cash flows and then selling those financial assets.

The financial assets that are not classified as “Held to collect” or that do not have strategic characteristics fall into the residual category of held at fair value through the statement of operations as part of “Financial income and other items, net,” (notes 7.2 and 14).

Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 17.1 and 17.2). Interest accrued on financial instruments is recognized within “Other current liabilities” against financial expense. During the reported periods, Cemex, S.A.B. de C.V. did not have financial liabilities voluntarily recognized at fair value or associated with fair value hedge strategies with derivative financial instruments.

Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at their estimated fair values, and the changes in such fair values are recognized in the statement of operations within “Financial income and other items, net” for the period in which they occur, except in the case of hedging instruments as described below (notes 7.2 and 17.4).

Hedging instruments (note 17.4)

A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 17.5). The accounting categories of hedging instruments are: a) cash flow hedge, b) fair value hedge of an asset or forecasted transaction, and c) hedge of a net investment in a subsidiary.

In cash flow hedges, the effective portion of changes in fair value of derivative instruments are recognized in stockholders’ equity within other equity reserves and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation gains and losses within other equity reserves (note 17.4), whose reversal to earnings would take place upon disposal of the foreign investment. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, Cemex, S.A.B. de C.V. believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Impairment of financial assets

Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, on a country-by-country basis, Cemex, S.A.B. de C.V. segments its accounts receivable by type of client, homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience generally over the last 12 months and analyses of future delinquency, which is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

Costs incurred in the issuance of debt or borrowings.

Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt by considering that the holders and the relevant economic terms of the new instrument are not substantially different to the replaced instrument, adjust the carrying amount of the related debt and are amortized as interest expense as part of the effective interest rate of each instrument over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the statement of operations as incurred.

Leases (notes 15.2, 17.2 and 25.5)

At the inception of a contract, Cemex, S.A.B. de C.V. assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if at the inception of the contract, conveys the right to control the use of an identified asset for a period in exchange for consideration. Pursuant to IFRS 16, leases are recognized as financial liabilities against assets for the right-of-use, measured at their commencement date as the NPV of the future contractual fixed payments, using the interest rate implicit in the lease or, if that rate cannot be readily determined, Cemex, S.A.B. de C.V.’s incremental borrowing rate. Cemex, S.A.B. de C.V. determines its incremental borrowing rate by obtaining interest rates from its external financing sources and makes certain adjustments to reflect the term of the lease, the type of the asset leased and the economic environment in which the asset is leased.

Cemex, S.A.B. de C.V. does not separate the non-lease component from the lease component included in the same contract. Lease payments included in the measurement of the lease liability comprise contractual rental fixed payments, less incentives, fixed payments of non-lease components and the value of a purchase option, to the extent that option is highly probable to be exercised or is considered a bargain purchase option. Interest incurred under the financial obligations related to lease contracts is recognized as part of the “Financial expense” line item in the statement of operations.

At the commencement date or upon modification of a contract that contains a lease component, Cemex, S.A.B. de C.V. allocates the consideration in the contract to each lease component based on their relative stand-alone prices. Cemex, S.A.B. de C.V. applies the recognition exception for lease terms of 12 months or less and contracts of low-value assets and recognizes the lease payment of these leases as rental expense in the statement of operations over the lease term. Cemex, S.A.B. de C.V. defined the lease contracts for office and computer equipment as low-value assets.

The lease liability is measured at amortized cost using the effective interest method as payments are incurred and is remeasured when: a) there is a change in future lease payments arising from a change in an index or rate, b) if there is a change in the amount expected to be payable under a residual guarantee, c) if the Parent Company changes its assessment of whether it will exercise a purchase, extension or termination option, or d) if there is a revised in-substance fixed lease payment. When the lease liability is remeasured, an adjustment is made to the carrying amount of the asset for the right-of-use or is recognized within “Financial income and other items, net” if such asset has been reduced to zero.

Embedded derivative financial instruments.

Cemex, S.A.B. de C.V. reviews its contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities, applying the same valuation rules used for other derivative instruments.

25.4)	EQUITY ACCOUNTED INVESTEES (note 13)

Investments in controlled entities and in entities over which Cemex, S.A.B. de C.V. exercises significant influence, which are not classified as available for sale, are measured using the equity method.

25.5)	PROPERTY, MACHINERY AND EQUIPMENT AND RIGHT OF USE (note 15)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and impairment losses. Depreciation of property, machinery and equipment is recognized as part of cost and operating expenses (notes 4 and 5) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other non-current accounts receivable.

Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Asset for the right-of-use are generally depreciated using the straight-line method from the commencement date to the end of the lease term. Asset for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Cemex, S.A.B. de C.V. capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of qualifying fixed assets, considering Cemex, S.A.B. de C.V.’s corporate average interest rate and the average balance of investments in process for the period.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

25.6)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 13, 14 and 15)

Property, machinery and equipment, assets for the right-of-use and other investments

These assets are evaluated for impairment upon the occurrence of internal or external impairments indicators. Impairment losses, corresponding to the excess of the asset’s carrying amount over its recoverable amount, are recorded within “Other income (expenses), net.” Recoverable amounts, which include the NPV of future projected cash flows arising from the asset over its useful life (value in use), are determined considering market economic assumptions.

Equity accounted investees

Equity accounted investees are tested for impairment when required due to significant adverse changes, by determining the recoverable amount of such investment, which consists of the higher of the investment in subsidiaries and associates’ fair value, less cost to sell and value in use, represented by the discounted amount of estimated future cash flows to be generated to which those net assets relate. Cemex, S.A.B. de C.V. initially determines its discounted cash flows over periods of 5 to 10 years, depending on the economic cycle. If the value in use of the equity accounted investees is lower than its corresponding carrying amount, the Parent Company determines the fair value of its investment using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions. An impairment loss is recognized within “Other income (expenses), net,” if the recoverable amount is lower than the net book value of the investment.

25.7)	PROVISIONS (note 16)

Cemex, S.A.B. de C.V. recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would require cash outflows, or the delivery of other resources owned by the Parent Company. As of December 31, 2024 and 2023, some significant proceedings that gave rise to a portion of the carrying amount of Cemex, S.A.B. de C.V.’s other current and non-current liabilities and provisions are detailed in note 24.

Obligations or losses related to contingencies are qualitatively disclosed in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements.

25.8)	PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (note 19)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans and other post-employment benefits

The costs associated with defined benefit pension plans and other post-employment benefits, the latter comprised of health care benefits, life insurance and seniority premiums, are recognized as services are rendered by the employees based on actuarial estimations of the benefits’ present value considering the advice of external actuaries. For certain pension plans, Cemex, S.A.B de C.V has created irrevocable trust funds to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the statement of financial position date. All actuarial gains and losses for the period, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and actual return on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest cost, resulting from the increase in obligations for changes in NPV and the change during the period in the estimated fair value of plan assets, is recognized within “Financial income and other items, net.”

Termination benefits

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred. In the event of restructuring, the expenses are recognized within “Other income (expenses), net.”

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

25.9)	INCOME TAXES (note 20)

The income taxes reflected in the statement of operations include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable, reflecting any uncertainty in income tax treatments, and represent the addition of the amounts determined by applying the enacted statutory income tax rate at the end of the reporting period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred income taxes

Deferred tax assets are reviewed at each reporting date and are derecognized when it is not deemed probable that the related tax benefit will be realized, considering the aggregate amount of self-determined tax loss carryforwards that Cemex, S.A.B. de C.V. believes will not be rejected by the tax authorities based on available evidence and the likelihood of recovering them prior to their expiration through an analysis of estimated future taxable income. To determine whether it is probable that deferred tax assets will ultimately be recovered, Cemex, S.A.B. de C.V. takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, future reversals of existing temporary differences. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset.

Uncertain tax positions

The income tax effects of uncertain tax position are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information. For each position Cemex, S.A.B. de C.V. considers individually its probability, regardless of its relationship to any other broader tax settlement. The probability threshold represents a positive assertion by management that Cemex, S.A.B. de C.V. is entitled to the economic benefits of a tax position. If a tax position is considered not probable to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the statement of income.

Effective income tax rate

The effective income tax rate is determined dividing the line item “Income tax” by the line item “Net income before income tax.” This effective tax rate is further reconciled to Cemex, S.A.B. de C.V.’s statutory tax rate applicable in Mexico (note 20).

25.10)	STOCKHOLDERS’ EQUITY

Other equity reserves and subordinated notes (note 21.3)

Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income, which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners, as well as Subordinated Notes (note 21.3).

The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows:

Items of “Other equity reserves and subordinated notes” included in the determination of other comprehensive income (loss):

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 25.3);

•	Changes in fair value of other investments in strategic securities (note 25.3); and

•	Current and deferred income taxes during the period arising from items which effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves and subordinated notes” not included in the determination of other comprehensive income (loss):

•	Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments;

•	The balance of Subordinated Notes with no fixed maturity and any interest accrued thereof; and

•	The cancellation of Cemex, S.A.B. de C.V.’s shares held by consolidated entities or held in trust for the liquidation of executive long-term share-based compensation.

Cemex, S.A.B. de C.V.

Notes to the Parent Company-only Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of Mexican Pesos)

25.11)	EXECUTIVE SHARED-BASED COMPENSATION (note 22)

Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company and/or a subsidiary; or as liability instruments when Cemex commits to making cash payments to the executives upon exercise of the awards based on changes in the Parent Company and/or the subsidiary’s stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the operating results during the periods in which the executives release any restriction. Cemex, S.A.B. de C.V. does not grant liability instruments.

25.12)	CONCENTRATION OF CREDIT

Cemex, S.A.B. de C.V. sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the country in which Cemex, S.A.B. de C.V. operates. As of and for the years ended December 31, 2024, 2023 and 2022, no single customer individually accounted for a significant portion of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

25.13)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are several amendments or new IFRS issued but not yet effective which are under analysis by Cemex, S.A.B. de C.V. management and expected to be adopted on their specific effective dates. Cemex, S.A.B. de C.V. management has preliminarily determined that these amendments and new IFRS, summarized as follows, will have no significant effect on the Parent Company’s financial position or operating results:

Standard	Main topic	Effective date
Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require an entity to apply a consistent approach to assessing whether a currency is exchangeable into another currency and when it is not, to determine the exchange rate to use and the disclosures to provide.

January 1,2025

Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures

The amendments to IFRS 9 and IFRS 7 clarify the derecognition of financial liabilities on the settlement date, allow accounting options for electronic settlements, and require additional disclosures for financial assets and liabilities with contingent terms, including Environmental, Social and Governance features.

January 1, 2026

In addition, IFRS 18, Presentation and Disclosure in Financial Statements, which replaces IAS 1 and is effective beginning January 1, 2027, introduces new categories and subtotals in the statement of profit or loss, requires disclosure of management-defined performance measures, and establishes new requirements for the location, aggregation, and disaggregation of financial information. Cemex, S.A.B. de C.V. is analyzing these changes in formats and presentation.

Independent auditors’ report

To the Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.

Millions of Mexican pesos

Opinion

We have audited the separate financial statements of CEMEX, S.A.B. de C.V. (“the Company”), which comprise the separate statements of financial position as at December 31, 2024 and 2023, the separate statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022, and notes, comprising material accounting policies and other explanatory information.

In our opinion, the accompanying separate financial statements present fairly, in all material respects, the unconsolidated financial position of the Company as at December 31, 2024 and 2023, and its unconsolidated financial performance and its unconsolidated cash flows for the years ended December 31, 2024, 2023 and 2022 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the separate financial statements of the current period. These matters were addressed in the context of our audit of the separate financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Valuation of the carrying amount of investments in subsidiaries

The key audit matter	How the matter was addressed in our audit

As discussed in note 13 to the separate financial statements, the balance of equity accounted investees as of December 31, 2024 is $370,998 which represented 82% of the total assets of the Company at such date and which is substantially comprised of the Company’s investment in its subsidiaries.

We identified the valuation of the carrying amount of the Company’s investments in its subsidiaries as a key audit matter due to the judgment involved in the determination of whether an impairment triggering event has occurred.

Our audit procedures in this area included, among others:

We have audited the consolidated financial statements of the Company and issued our audit opinion thereon on February 13th, 2025. When performing the audit of the consolidated financial statements we evaluated the analysis of goodwill impairment of the subsidiaries of the Company where we identified a higher risk. We used such analysis to assess if there are triggering events that could be indicative of impairment in the Company’s investments in its subsidiaries, and if the conclusions of the Company in this regard are appropriate.

Emphasis of Matter

As described in note 2, the accompanying separate financial statements have been prepared to be used by the Management of CEMEX, S.A.B. de C.V. as well as to comply with certain legal and tax requirements. The financial information therein does not include the consolidation of the financial statements of its subsidiaries, which have been accounted for under the equity method. In assessing the financial situation and results of the economic entity, we must refer to the consolidated financial statements of CEMEX, S.A.B. de C. V. and subsidiaries as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, which were issued separately on February 13th, 2025 in accordance with IFRS. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Separate Financial Statements

Management is responsible for the preparation and fair presentation of the separate financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of separate financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the separate financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company´s financial reporting process.

Auditors’ Responsibilities for the Audit of the Separate Financial Statements

Our objectives are to obtain reasonable assurance about whether the separate financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these separate financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the separate financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the separate financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the separate financial statements, including the disclosures, and whether the separate financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the separate financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG Cárdenas Dosal, S.C.

C.P.C. Arturo González Prieto

Monterrey, N.L.

February 17, 2025